As filed with the Securities and Exchange Commission on July 2, 2007

                                                              File No.333-137802
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                          PRE-EFFECTIVE AMENDMENT NO. 2

                                       TO
                                    FORM S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         PHL VARIABLE INSURANCE COMPANY
                      -------------------------------------
             (Exact name of registrant as specified in its charter)

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
          CONNECTICUT                           6311                           06-1045829
-------------------------------     ----------------------------         ----------------------
(State or other jurisdiction of     (Primary Standard Industrial              (IRS Employer
incorporation or organization)       Classification Code Number)         Identification Number)

                                ONE AMERICAN ROW
                               HARTFORD, CT 06102
                                 (800) 447-4312
                      -------------------------------------
               (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                               JOHN H. BEERS, ESQ.
                         PHL VARIABLE INSURANCE COMPANY
                                ONE AMERICAN ROW
                             HARTFORD, CT 06102-5056
                                 (860) 403-5050
                      -------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                XXXXXX, 2007 or as soon as practicable after the
                   registration statement becomes effective.
                    ----------------------------------------
          (Approximate date of commencement of proposed sale to public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                         CALCULATION OF REGISTRATION FEE

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                                                                   Proposed maximum     Proposed maximum
     Title of each class of                                            offering            aggregate            Amount of
  securities to be registered          Amount to be registered      price per unit       offering price       registration fee
------------------------------------------------------------------------------------------------------------------------------------
Interests in modified guaranteed                   *                       *             $16,000,000.00         $1,712.00**
annuity with a market value
adjustment
------------------------------------------------------------------------------------------------------------------------------------

* The maximum aggregate offering price is estimated solely for the purpose of determining the registration fee. The amount to be registered and the proposed maximum offering price per unit are not applicable in that these contracts are not issued in predetermined amounts or units.

** Registration fee paid concurrently with the filing of the Registrant's initial Registration Statement on October 4, 2006.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), SHALL DETERMINE.

================================================================================

================================================================================
                 PHOENIX GUARANTEED RETIREMENT INCOME SOLUTIONS

               AN INSURANCE GUARANTEE OFFERED TO ADVISORY CLIENTS

                      OF LOCKWOOD FINANCIAL SERVICES, INC.

                    ISSUED BY PHL VARIABLE INSURANCE COMPANY
================================================================================

THE PHOENIX GUARANTEED RETIREMENT INCOME SOLUTIONS ("GRIS") DESCRIBED IN THIS PROSPECTUS IS AN INSURANCE POLICY OFFERED TO INVESTMENT ADVISORY CLIENTS OF LOCKWOOD FINANCIAL SERVICES, INC. ("LFS") WHO HAVE ESTABLISHED A LOCKWOOD INVESTMENT STRATEGIES ("LIS") ACCOUNT WITH CERTAIN MODEL PORTFOLIOS ELIGIBLE FOR THE GRIS (REFERRED TO AS AN "ACCOUNT"). SUBJECT TO CERTAIN CONDITIONS, THE GRIS GUARANTEES PREDICTABLE LIFETIME INCOME PAYMENTS REGARDLESS OF THE ACTUAL PERFORMANCE OR VALUE OF A CLIENT'S ACCOUNT.

THIS PROSPECTUS PROVIDES IMPORTANT INFORMATION THAT A PROSPECTIVE PURCHASER OF A GRIS SHOULD KNOW BEFORE INVESTING. PLEASE RETAIN THIS PROSPECTUS FOR FUTURE REFERENCE.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The GRIS is an insurance policy issued by PHL Variable Insurance Company. It is not a bank deposit guaranteed by any bank or by the Federal Deposit Insurance Corporation or any other government agency. A purchase of the GRIS is subject to certain risks. Please see the "Risk Factors" section on page ___.


The GRIS is novel and innovative and, to date, its proper characterization and consequences for Federal income tax purposes have not been directly addressed in any case, administrative rulings or other published authorities. Although there is no direct guidance on this issue, we intend to treat a GRIS as an annuity contract for Federal income tax purposes. We believe that, in general, the tax treatment of transactions involving investments in your Account including redemptions, dispositions and distributions with respect to such investments, more likely than not will be the same as such treatment would be in the absence of the GRIS. You should consult a tax advisor about these matters before you purchase a GRIS policy. Please see the "Taxation of the GRIS" section on page
___.

PHL Variable Insurance Company will offer the GRIS fixed annuity policies through its affiliate, Phoenix Equity Planning Corporation ("PEPCO"), which is the principal underwriter.


The GRIS policy described in this prospectus is offered only to LFS investment advisory clients. Prospective purchasers may apply to purchase a policy only through [Name of broker-dealer]. [Name of broker-dealer] has entered into a selling agreement with PEPCO in order to offer the GRIS policies to investment advisory clients of LFS.

                         PHL VARIABLE INSURANCE COMPANY
                                One American Row
                                   PO Box 5056
                             Hartford, CT 06102-5056
                                TEL. 800/541-0171



PROSPECTUS DATED _____, 2007


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                                                          TABLE OF CONTENTS
Heading                                                                                                                      Page
====================================================================================================================================
PHOENIX GUARANTEED RETIREMENT INCOME SOLUTIONS.............................................................................
SUMMARY OF THE POLICY......................................................................................................
     How Does the Guarantee Work?..........................................................................................

     What Does the GRIS Cost?..............................................................................................

RISK FACTORS...............................................................................................................
THE POLICY.................................................................................................................
1.   Purchasing a GRIS.....................................................................................................
     How Do I Purchase A GRIS?.............................................................................................
     What If I Want To Purchase A GRIS For My Individual Retirement Account?...............................................

2.   How Does My Policy Work?..............................................................................................

3.   Lockwood Financial Services and Lockwood Investment Strategies........................................................
     About LFS.............................................................................................................
     About LIS.............................................................................................................
     How Does the GRIS Relate To Your Account?.............................................................................
     How Will LFS Manage Your Investments in the Account if You Purchase a GRIS?...........................................
     What Happens if LFS Manages My Account in a Manner Unacceptable to Us?................................................
     What Happens if Your Contributions, Withdrawals or Other Actions Cause the Investments
         in Your Account to Fall Outside the Parameters?...................................................................
     What Happens if the Value of Your Account Is Too Low for LFS to Invest
         within the Parameters?............................................................................................
     Why Will Your Guarantee Terminate if LFS Does Not Manage My Account
         Within the Parameters?............................................................................................
4.   Annual GRIS Fee.......................................................................................................

5.   Withdrawals From Your Account.........................................................................................

     How Should I Structure Withdrawals From My Account?...................................................................
     How Do I Know When I Have Reached My "Retirement Income Date" and
         Can Start Taking Permissible Withdrawals That Will Not Reduce the Potential Benefit
         of My Guarantee?..................................................................................................
     How Much Should I Withdraw From My Account Each Year?.................................................................
     How Do I Calculate How Much I Have Left To Withdraw In Any Calendar Year Without
         Reducing My Retirement Income Base?...............................................................................
     Withdrawals Prior to the Retirement Income Date.......................................................................
     Withdrawals On or After the Retirement Income Date....................................................................
     The Importance of Managing Your Withdrawals...........................................................................
     The Importance of Considering When to Start Making Withdrawals........................................................
6.   Retirement Income Amount..............................................................................................
     How Is Your "Retirement Income Amount" Calculated?....................................................................
     Can My Retirement Income Amount Decrease?.............................................................................
     Can My Retirement Income Amount Increase?.............................................................................
7.   Increases In Retirement Income Base...................................................................................
     Increases From Additional Contributions To Your Account...............................................................
     Increases As A Result Of The Annual Optional Increase.................................................................


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                                                    TABLE OF CONTENTS (CONTINUED)

Heading                                                                                                                     Page
====================================================================================================================================
GRIS BENEFIT PAYMENTS AFTER THE RETIREMENT INCOME DATE.....................................................................
PAYMENTS AFTER THE ACCOUNT VALUE IS REDUCED TO $0..........................................................................
     If My Account Value is Reduced To $0 As A Result of Withdrawals Within The Limits Of The
         Policy And/Or Poor Investment Performance, How Are My Continuing Income Payments
         Calculated?.......................................................................................................
     What If I Die Before My LIS Investments Are Reduced to $0?............................................................
GENERAL INFORMATION........................................................................................................
DETERMINING WHETHER A GRIS IS RIGHT FOR YOU................................................................................
TERMINATION OF THE GRIS....................................................................................................
MISCELLANEOUS PROVISIONS...................................................................................................
Periodic Communications to Policyowners....................................................................................
Amendments to the Policy...................................................................................................
Assignments................................................................................................................
TAXATION OF THE GRIS.......................................................................................................
Non-Qualified GRIS.........................................................................................................
Qualified GRIS.............................................................................................................
DEFINITIONS................................................................................................................
DESCRIPTION OF PHL VARIABLE................................................................................................
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS......................................

DIRECTORS AND OFFICERS OF PHL VARIABLE.....................................................................................
EXECUTIVE COMPENSATION AND MANAGEMENT OWNERSHIP OF PNX SHARES..............................................................

LEGAL MATTERS..............................................................................................................
DISTRIBUTOR................................................................................................................
SELLING FIRM...............................................................................................................
EXPERTS....................................................................................................................
ANNUAL STATEMENTS..........................................................................................................
APPENDIX A: LIFETIME PAYMENT OPTION........................................................................................
MISSTATEMENTS..............................................................................................................
TAXATION OF THE LIFETIME PAYMENT OPTION....................................................................................

                 PHOENIX GUARANTEED RETIREMENT INCOME SOLUTIONS
================================================================================

CERTAIN TERMS USED IN THIS PROSPECTUS HAVE SPECIFIC AND IMPORTANT MEANINGS. YOU WILL FIND IN THE BACK OF THIS PROSPECTUS A LISTING OF ALL OF THE TERMS AND THE PAGE ON WHICH THE MEANING OF EACH TERM IS EXPLAINED.

"GRIS", "GUARANTEE", "INSURANCE GUARANTEE" AND "POLICY" MEAN THE PHOENIX GUARANTEED RETIREMENT INCOME SOLUTIONS POLICY DESCRIBED IN THIS PROSPECTUS.

"WE" OR "US" MEANS PHL VARIABLE INSURANCE COMPANY. "YOU" OR "YOURS" MEANS THE OWNER (OR, IF APPLICABLE, THE JOINT SPOUSAL OWNERS) OF THE GUARANTEED RETIREMENT INCOME SOLUTIONS POLICY DESCRIBED IN THIS PROSPECTUS.

"ACCOUNT" MEANS YOUR LOCKWOOD INVESTMENT STRATEGIES INVESTMENT ADVISORY ACCOUNT WITH LOCKWOOD FINANCIAL SERVICES, INC., IF YOUR ACCOUNT IS ELIGIBLE FOR THE GRIS.

IT IS IMPORTANT FOR YOU TO UNDERSTAND HOW THE GUARANTEED RETIREMENT INCOME SOLUTIONS WORKS AND YOUR RIGHTS AND OBLIGATIONS UNDER THE POLICY. WE HAVE TRIED TO ANTICIPATE SOME OF THE QUESTIONS YOU MAY HAVE WHEN READING THE PROSPECTUS. YOU WILL FIND THESE QUESTIONS AND CORRESPONDING EXPLANATIONS THROUGHOUT THE PROSPECTUS.

                              SUMMARY OF THE POLICY
================================================================================

THE FOLLOWING IS A SUMMARY OF THE GUARANTEED RETIREMENT INCOME SOLUTIONS. YOU SHOULD READ THE ENTIRE PROSPECTUS.

The Guaranteed Retirement Income Solutions ("GRIS") is a guarantee offered to investment advisory clients of Lockwood Financial Services, Inc. ("LFS") who have opened a Lockwood Investment Strategies ("LIS") account. There are three model portfolios eligible for use with the GRIS. If you purchase a GRIS policy, your assets will be invested in accordance with the model portfolio you select. Your assets will be held in a brokerage account that is referred to as your "Account" in this prospectus. The guarantee is designed for LFS clients who intend to use the investments in their Account as the basis for a withdrawal program to provide income payments for retirement or other long-term purposes.

The GRIS provides an insurance guarantee relating to your Account value. Subject to certain conditions, the guarantee ensures predictable lifetime income payments by providing continuing income payments if your Account value is reduced to $0 by withdrawals (within the limits of the policy) and/or poor investment performance while you (and, in some cases, you and your spouse) are living. There is an annual fee for the GRIS. There are limitations on the amount and timing of withdrawals which are discussed below. There is a $250,000 minimum required to open an Account.

HOW DOES THE GUARANTEE WORK?

The GRIS is an insurance guarantee that provides continuing lifetime income payments if your Account value is reduced to $0 by withdrawals (within the limits of the policy) and/or poor investment performance. The policy has no cash value. Subject to certain conditions, continuing lifetime income payments will begin if, and when, your Account value is reduced to $0 while you (or, if applicable, you and your spouse) are still living.

o You can apply to purchase a GRIS when you open your Account or at any time thereafter. When you purchase a GRIS policy, we establish a "Retirement Income Base" for you. The amount of your Retirement Income Base is equal to your Account value on the policy effective date. The Retirement Income Base may increase each time you make additional contributions to your Account or you exercise the Annual Optional Increase on any policy anniversary date.

o It is important to note that the GRIS has no cash value. Rather, you own the assets in your Account.


o You may take withdrawals from your Account at any time and in any amount. (As with any investment account, you must liquidate investments to provide for withdrawals.) However, any withdrawals before the Retirement Income Date, which is the later of the policy effective date or your 65th birthday (or, if you own your policy jointly with your spouse, the younger spouse's 65th birthday) and any withdrawals in excess of 5% of your Retirement Income Base during any calendar year after the Retirement Income Date, will reduce your Retirement Income Base. Such reductions in your Retirement Income Base will, in turn, reduce the potential benefit of your GRIS guarantee. To obtain the maximum potential benefit from your guarantee under your specific circumstances, you should consider whether to wait until the Retirement Income Date to begin taking withdrawals and thereafter limit your annual withdrawals to 5% of your Retirement Income Base during any calendar year. Withdrawals from an Account that is an Individual Retirement Account ("IRA") may be subject to Federal tax consequences. You should consult a tax advisor before taking a withdrawal from your Individual Retirement Account.


o On or after the Retirement Income Date, in the event that your Account value is reduced to $0 by withdrawals (within the limits of the policy) and/or poor investment performance, we guarantee that PHL Variable Insurance Company will continue paying lifetime income payments in the amount of 5% of the Retirement Income Base each calendar year, until you (or, if applicable, you and your spouse) die.

o Lifetime income payments under your GRIS are "contingent" because they are triggered only if the withdrawals (within the limits of the policy) and/or poor investment performance reduce your Account value to $0 within your lifetime (or, if applicable, your and your spouse's lifetime). If this contingency does not occur, you will never receive any payments from us and your guarantee will have no value.

================================================================================
EXAMPLE:

A basic illustration of how the GRIS works is provided below. More detailed examples are provided throughout this prospectus. The illustration assumes that you apply to purchase a GRIS policy the same time you open your Account. You are 55 years old. You indicate that you will be the sole owner of the Account. Your Retirement Income Base will equal your Account value on the policy effective date. On the policy effective date your Account value is $500,000, so your Retirement Income Base will equal $500,000. You do not make additional contributions after the policy effective date.
================================================================================

================================================================================

You wait ten years until you reach your Retirement Income Date before you begin to take withdrawals from your Account to provide income payments for your retirement (or other long-term purposes). Your Account appreciates over this ten-year period, but because you do not make any additional contributions to your Account or exercise the Annual Optional Increase on any policy anniversary date, your Retirement Income Base remains at $500,000. You begin taking annual systematic withdrawals from your Account in the amount of $25,000, your Retirement Income Amount. Your Retirement Income Amount is equal to 5% of your Retirement Income Base and represents the maximum amount that may be withdrawn annually without reducing your Retirement Income Base.


You continue to take annual withdrawals from your Account of $25,000 a year until you are 85 years old, by which time you have completely liquidated your Account due to the combined impact of the annual withdrawal of the Retirement Income Amount and a prolonged market downturn. Although your Account value has been reduced to $0, your annual income payments of $25,000 continue because we begin paying you lifetime income payments equal to your Retirement Income Amount of 5% of the Retirement Income Base. These payments continue until your death which, for purposes of this illustration, is assumed to be at age 95.


[GRAPHIC OMITTED]
================================================================================


WHAT DOES THE GRIS COST?

When you purchase your GRIS you are required to pay an annual fee that is payable, quarterly in advance, to us on the first day of each calendar quarter. The GRIS fee is a percentage of the Retirement Income Base. As of the date of this prospectus, the GRIS fee percentage (which is calculated quarterly as a percentage of Retirement Income Base), on an annual basis, is:

                                     ANNUAL GRIS FEE
                                     ---------------
Individual Income Guarantee               0.85%
Spousal Income Guarantee                  1.00%

The fee percentage will never be greater than 5% of the Retirement Income Base, even in the case of Individual Retirement Accounts.

For a complete description of the Annual GRIS Fee including its effect on additional contributions and the Annual Optional Increase, see Annual GRIS Fee, pages ____.

                                  RISK FACTORS
================================================================================

GRIS LIFETIME INCOME PAYMENTS


o The assets in your Account must be invested in accordance with one of the three eligible asset allocation models or strategies. The asset allocation strategies underlying the model portfolios eligible for GRIS are designed to provide steady returns that limit both upside and downside potential thereby minimizing the risk to the Company that your Account value will be reduced to $0 before you die. Accordingly, a significant risk against which the GRIS protects, i.e., that your Account value will be reduced to $0 by withdrawals (within the limits of the policy) and/or poor investment performance and that you live beyond the age when your Account value is reduced to $0, may be minimal.


o Because the asset allocation strategies and the limits on the amount you may withdraw annually without reducing your Retirement Income Base lessen the risk that your Account value will be reduced to $0 while you are still alive, there is a low probability that we will make any payments to you under your GRIS policy.

o The GRIS policy is designed to protect you from outliving the assets in your Account. If you terminate the GRIS or die before your Account value is reduced to $0 by withdrawals (within the limits of the policy) and/or poor investment performance, neither you nor your estate will receive any payments from us under your policy, nor will your GRIS policy provide for any cash value build-up to provide income payments.

o If your Account value is reduced to $0 by withdrawals (within the limits of the policy) and/or poor investment performance while you are still living, and you therefore receive lifetime income payments from us under your GRIS policy, there is a significant risk that the total amount of the lifetime income payments you receive will not exceed the total GRIS fees you have paid.

TAX CONSEQUENCES


o The GRIS is novel and innovative. To date, the tax consequences of the GRIS offered under your policy have not been addressed in any published authorities. However, we believe that, in general, (i) the tax treatment of transactions involving investments in your Account more likely than not will be the same as in the absence of the GRIS, and (ii) assuming that the GRIS is as an annuity contract for tax purposes, which is how we intend to treat it for tax reporting purposes, payments under the GRIS should be treated as ordinary income that is taxable to the extent provided under the tax rules for annuities. WE CAN PROVIDE NO ASSURANCES, HOWEVER, THAT THE INTERNAL REVENUE SERVICE WILL AGREE WITH THE FOREGOING INTERPRETATIONS OF THE EXPECTED TAX TREATMENT OF RETIREMENT INCOME AMOUNT PAYMENTS AFTER YOUR ACCOUNT VALUE IS DECREASED TO $0 OR THE EFFECT (OR LACK OF EFFECT) OF YOUR POLICY ON THE TAX TREATMENT OF ANY TRANSACTIONS INVOLVING YOUR ACCOUNT, CONTAINED IN THIS PROSPECTUS, OR THAT A COURT WOULD AGREE WITH THESE INTERPRETATIONS IF THE INTERNAL REVENUE SERVICE CHALLENGED THEM. YOU SHOULD CONSULT A TAX ADVISOR BEFORE PURCHASING YOUR POLICY. See "Taxation of the GRIS" at page____ for a discussion of the tax consequences of the GRIS.

FINANCIAL STRENGTH OF PHL VARIABLE INSURANCE COMPANY


o The GRIS is not a separate account product. This means that the assets supporting the GRIS policy are not held in a segregated account for the exclusive benefit of GRIS policyholders and are not insulated from the claims of the Company's third party creditors. Your lifetime income payments (if any) will be paid from our general account and, therefore, are subject to our claims paying ability.

      Currently, the financial strength of PHL Variable Insurance Company is rated by four nationally recognized statistical rating organizations ("NRSRO"), ranging from excellent and strong to good and strong. The ratings for PHL Variable Insurance Company reflect the NRSROs' opinions that PHL Variable Insurance Company has either an excellent and strong ability to meet its ongoing obligations to policyholders on time, or a good and strong ability to meet its ongoing obligations. A good and strong rating means PHL Variable Insurance Company may be more vulnerable than higher rated companies to encounter adverse business conditions which may impair its ability to pay policy benefits on time. The financial strength ratings are the NRSROs' current opinions of the financial strength of PHL Variable Insurance Company with respect to its ability to pay under its outstanding insurance policies according to their terms and the timeliness of payments. The NRSRO ratings are not specific to the GRIS policy and your lifetime income payments, if any. You may obtain information on our financial condition by reviewing Form 10-K, the Annual Report pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 for the fiscal year ended December 31, 2006, which is attached to the prospectus.


INCREASES TO YOUR RETIREMENT INCOME BASE

o Your Retirement Income Base does not automatically increase when the assets in your Account appreciate in value. Your Retirement Income Base only increases if you make additional contributions to your Account or you exercise the Annual Optional Increase on a policy anniversary date (and potentially thereafter pay higher GRIS fees). Therefore, there is a risk that your Retirement Income Base will not increase while you own your GRIS policy.


WITHDRAWALS

o If you make any withdrawals from your Account before your Retirement Income Date, or you make withdrawals after your Retirement Income Date that exceed your Retirement Income Amount, the amount of lifetime income payments that you could receive under your policy, if any, may be reduced. Accordingly, withdrawals must be carefully managed to avoid decreasing the amount of your Retirement Income Base and Retirement Income Amount or causing a termination of your guarantee that may not be in your best interests. However, due to the long-term nature of the GRIS guarantee, there is a risk that you may need funds prior to your Retirement Income Date, or in an amount in excess of your Retirement Income Amount on or after your Retirement Income Date, and that if you do not have sources of income other than your Account available, you may need to make withdrawals from your Account that will reduce the amount of any lifetime income benefit payments you may receive under your policy. You should also be aware that any sale, exchange or transfer of your investments in the Account to pay fees other than the GRIS Fee and the LIS Program fee, will be treated as withdrawals from your Account which will decrease the amount of your Retirement Income Base and Retirement Income Amount. Withdrawals to pay your financial advisor's fee will decrease the amount of your Retirement Income Base and Retirement Income Amount. There is no provision under the GRIS policy to cure any decrease in the amount of your Retirement Income Base and Retirement Income Amount due to withdrawals.

o IF YOU TAKE ANY WITHDRAWALS FROM YOUR ACCOUNT BEFORE THE RETIREMENT INCOME DATE OR WITHDRAW AN AMOUNT FROM YOUR ACCOUNT IN EXCESS OF THE RETIREMENT INCOME AMOUNT IN ANY CALENDAR YEAR AFTER THE RETIREMENT INCOME DATE, YOU WILL REDUCE YOUR RETIREMENT INCOME BASE IN THE SAME PROPORTION AS YOU HAVE REDUCED YOUR ACCOUNT VALUE BY THE WITHDRAWALS. YOUR GUARANTEE DOES NOT REQUIRE US TO WARN YOU OR PROVIDE YOU WITH NOTICE REGARDING POTENTIALLY ADVERSE CONSEQUENCES THAT MAY BE ASSOCIATED WITH ANY WITHDRAWALS OR OTHER TYPES OF TRANSACTIONS INVOLVING YOUR ACCOUNT VALUE. MOREOVER, THE EXTENT TO WHICH YOUR RETIREMENT INCOME BASE MAY DECREASE MAY BE AFFECTED BY OTHER FACTORS, SUCH AS TAKING ONE OR MORE EXCESS WITHDRAWALS IN A CALENDAR YEAR. YOU SHOULD CAREFULLY MONITOR YOUR RETIREMENT INCOME BASE AT ALL TIMES AS WELL AS THE AMOUNT OF ANY WITHDRAWALS. YOU MAY CONTACT US AT 1-XXX-XXX-XXXX FOR INFORMATION ABOUT YOUR RETIREMENT INCOME BASE.


o After the Retirement Income Date, the longer you wait to start making withdrawals from your Account, the less likely you will benefit from your guarantee because of decreasing life expectancy. Conversely, the longer you wait to begin making withdrawals, the more opportunities you will have to lock in any appreciation of your Account value by exercising the Annual Optional Increase. You should, of course, carefully consider when to begin making withdrawals, but there is a risk that you will not begin making withdrawals at the most financially beneficial time for you.

o If, after the Retirement Income Date, you do not withdraw the entire Retirement Income Amount in any calendar year, you ARE NOT permitted to increase the Retirement Income Amount by the amount not withdrawn in the prior calendar year in the next calendar year. Any withdrawals, individually or in the aggregate, in excess of the Retirement Income Amount in any calendar year will reduce your Retirement Income Base.

ASSET ALLOCATION STRATEGIES IN THE ACCOUNT


o The three asset allocation strategies eligible for coverage under the GRIS are generally designed to provide consistent returns thereby minimizing the risk to the Company that your Account value will be reduced to $0 before you die, and accordingly, in minimizing such risk, the asset allocation strategies may also limit the potential for your investments to appreciate. You may earn a higher rate of return with an asset allocation strategy not eligible for coverage under the GRIS.

o LFS will invest the assets in your Account in the asset allocation strategy designated for use with the GRIS policy selected by you. LFS has agreed to certain investment parameters for those strategies eligible for use with the GRIS policy, which, in certain circumstances, if exceeded, may result in the termination of your GRIS policy.


o If you become dissatisfied with the asset allocation strategy in accordance with which the assets in your Account are invested and you make withdrawals to invest in another investment account or other asset allocation strategy, not eligible for use with the GRIS policy, the withdrawals may reduce the Retirement Income Base and Retirement Income Amount. In addition, such withdrawals may have tax consequences. See "Taxation of the GRIS" at page____ for a discussion of the tax consequences of the GRIS.

TIMING ISSUES

o When you first purchase your GRIS policy, the Retirement Income Base is determined on the fifteenth day of the month or the next business day thereafter if the fifteenth day falls on a weekend or is a holiday, after
      (i) you open and deposit assets into your Account AND (ii) your GRIS policy application is accepted by us. There is a risk that the value of your initial contribution into your Account will decrease before the GRIS policy effective date and therefore your Retirement Income Base will be less than the dollar amount of your initial contribution due to the timing of the account opening process.


o If you purchase a GRIS policy and your Account value decreases to $0 prior to the Retirement Income Date, we are not required to begin making lifetime payments (if any) to you until one month after your Retirement Income Date. If you (or, if applicable, both you and your surviving spouse) die before the Retirement Income Date, your GRIS policy will terminate and you will receive no lifetime income payments from us and your policy will terminate without any value.


o After the Retirement Income Date, we calculate the Retirement Income Amount as 5% of the Retirement Income Base on January 1 of each calendar year. If you make additional contributions or exercise the Annual Optional Increase on a date other than January 1 each calendar year, your Retirement Income Base will be increased on that date, in a proportionate amount, based on the amount of the contribution or increase and the number of days left in that calendar year. If you make contributions or exercise the Annual Optional Increase, you should be aware that your Retirement Income Amount will change and there is a risk you will inadvertently reduce your Retirement Income Base due to an excessive withdrawal.

GRIS FEE


o There is a risk that the GRIS fee percentage that will be applied to any increases in your Retirement Income Base resulting from additional contributions to your Account and/or exercise the Annual Optional Increase will be a higher percentage than your current GRIS fee percentage. For example, the GRIS fee percentage applicable to additional contributions or in effect after the exercise of the Annual Optional Increase may be .95% as opposed to a current GRIS fee percentage of .85%. In such case, the weighted average GRIS fee applicable to all of the assets in your Account will increase. You should carefully consider the possibility of an increased GRIS fee before you purchase a GRIS.


DIVORCE

o Before the Account value is reduced to $0. If a GRIS policy is owned jointly by spouses, in the event of a divorce that becomes final before the Account value is reduced to $0, the former spouses must provide written notice regarding the divorce, which is acceptable to us, stating whether the former spouses will divide the assets in the Account, whether one former spouse will remain the sole owner of the Account, or whether both former spouses will remain owners of the Account.

         IF THE FORMER SPOUSES DIVIDE THE ACCOUNT. If the former spouses provide us with notice that they will divide the assets in the Account between two new Accounts, the jointly owned spousal GRIS policy will be converted to two individually owned GRIS policies, one for each of the two new Accounts. The current GRIS fee applicable to individually owned GRIS policies will be charged. We will allocate the Retirement Income Base from the original Account between the two new Accounts owned by each former spouse, as agreed by the former spouses or as directed by any valid, applicable court order. Until we receive such notice, we will continue to treat both former spouses as the owners of the Account and we will continue to charge the GRIS fee applicable to jointly owned spousal policies until we have received notice that the spouses are divorced.

         However, effective as of the date of the divorce, the policy will no longer be a "spousal" jointly owned policy and the policy will generally terminate upon the first owner's death if such death occurs before we receive notice of the divorce and division of the assets of the Account and the policy is converted into two individually owned policies; PROVIDED, HOWEVER, if such death occurs before we receive notice of the death, but we are provided with written evidence that, in our sole discretion, establishes that prior to the first former spouse's death, the assets in the Account were legally divided either
         (i) by operation of applicable state law (e.g., laws of community property states) or (ii) pursuant to a court mandated property settlement that sets forth precisely how the former spouses' Account assets are to be divided, rather than terminating the policy, we will convert the jointly owned GRIS policy into an individually owned GRIS policy for the Account of the surviving former spouse. We will allocate the Retirement Income Base applicable to the original Account to the policy for the Account of the surviving spouse, in accordance with such applicable law or property settlement, as the case may be. The portion of the Retirement Income Base from the original Account that is attributable to the deceased former spouse under such applicable state law or property settlement will be reduced to zero and the GRIS policy will be terminated as to the assets in the Account attributable to the deceased former spouse, as of the date of such deceased former spouse's death.

         ONE FORMER SPOUSE REMAINS THE SOLE OWNER OF THE ACCOUNT. If the former spouses notify us that only one of the former spouses will remain an owner of the Account, which was previously owned by the former spouses, the jointly owned spousal GRIS policy will be terminated and an individually owned policy will be issued to the sole owner. Until we receive such notice, we will continue to treat both former spouses as the owners of the Account and we will continue to charge the GRIS fee applicable to jointly owned spousal policies until we have received notice that the spouses are divorced. However, effective as of the date of the divorce, upon the death of the former spouse who is to remain the sole owner of the Account, the policy will terminate upon the death of such former spouse, even if such death occurs before we receive notice that the former spouse is to remain the sole owner of the Account.


         BOTH FORMER SPOUSES REMAIN JOINT OWNERS OF THE ACCOUNT. If the former spouses are to remain the joint owners of the Account, the former spouses will continue as the joint owners and no change will be made to the ownership of the policy. However, as of the effective date of the divorce, the policy will no longer be a "spousal" jointly owned policy and the policy will terminate upon the first owner's death, even if such death occurs before we receive notice of the divorce. We will then begin to charge the new fee applicable to individually owned policies.

     o On or after the Account value is reduced to $0. If a GRIS policy is jointly owned by spouses, in the event of a divorce that becomes final on or after the Account value is reduced to $0, we will split the income payments according to any written notice of divorce received by us. Prior to our receipt of the written notice of divorce, we will make any income payments due under the GRIS in the manner prescribed by the former spouses pursuant to the terms of the policy.

REGULATORY PROTECTIONS


o Your guarantee is registered in accordance with the Securities Act of 1933 (the "Securities Act") and the offering of your guarantee must be conducted in accordance with the requirements of the Securities Act. We are also subject to applicable periodic reporting and other requirements imposed by the Securities Exchange Act of 1934. However, payments commencing after your Account value reduces to $0 are paid pursuant to a fixed annuity policy that is not registered under the Federal securities laws.


o We are not an investment adviser and do not provide investment advice to you in connection with your guarantee.


o The assets in your Account are owned by you and not us. We have no control over any of the assets in your Account. The assets in your Account are not subject to our creditors. Assets in your Account can be directly attached by your creditors. You may at any time sell the assets in your account in your complete and sole discretion, and without any permission from us (although selling assets in your Account considered a withdrawal, which would reduce your Retirement Income Base unless it is a permissible withdrawal). There is a risk that if you pledge the assets in your Account as collateral for a loan and the value of the assets in your Account decrease in value, your creditor will liquidate the assets in your Account to pay the loan (a "Margin Call"). The Margin Call will be a withdrawal from your Account and it will reduce your Retirement Income Base. Using the assets in your Account as collateral for a loan, therefore, may cause you to lose the protection of the insurance guarantee afforded by the GRIS.


o We are not an investment company and therefore we are not registered under the Investment Company Act of 1940, as amended (the "1940 Act") and the protections provided by the 1940 Act are not applicable with respect to your GRIS policy.

                                   THE POLICY
================================================================================

The GRIS is a guarantee offered to advisory clients of LFS who have an Account eligible for the GRIS. The guarantee is designed for LFS clients who intend to use the investments in their Account as the basis for a withdrawal program to provide income payments for retirement or other long-term purposes.

The GRIS provides an insurance guarantee relating to the investments in your Account subject to certain conditions. The guarantee ensures predictable lifetime income payments regardless of the actual performance or value of your Account, by providing continuing income payments if your Account value is reduced to $0 by withdrawals (within the limits of the policy) and/or poor investment performance. There are limitations on the amount and timing of withdrawals, which are discussed below. There is an annual fee for the GRIS which is deducted from your Account (or another designated account) quarterly in advance.

Subject to certain conditions, the GRIS lifetime income payments (equal to the Retirement Income Amount) will begin if and when your Account value is reduced to $0 by withdrawals (within the limits of the policy) and/or poor investment performance.

1.    PURCHASING A GRIS

HOW DO I PURCHASE A GRIS?


You can purchase a policy when you open your Account or at any time thereafter prior to age 85 (or, if applicable, each spouse is below age 85). You may apply to purchase GRIS through [Name of broker-dealer] by completing an application. An application for the GRIS when the Account is over $5 million is subject to additional review by us before we issue a policy. We may determine not to accept an account for any reason, at our sole discretion. If the application is accepted by us at our home office and your GRIS fee has been received by us, we will issue a policy to you describing your rights and obligations. The policy is in the form of an individual certificate provided under a group contract issued by PHL Variable Insurance Company to LFS.


There are two versions of the GRIS: the Individual Income Guarantee and the Spousal Income Guarantee.

   o The Individual Income Guarantee provides predictable lifetime income payments to you regardless of the actual performance or value of your Account investments by providing continuing income payments if the investments in your Account are reduced to $0 by withdrawals (within the limits of the policy) and/or poor investment performance before you die.


The Spousal Income Guarantee provides predictable lifetime income payments for both you and your spouse by providing continuing income payments if the investments in your Account are reduced to $0 by withdrawals (within the limits of the policy) and/or poor market performance before both you and your spouse die.


When you apply to purchase a policy, you must indicate whether you want the Individual Income Guarantee or the Spousal Income Guarantee.

   o  Any owner of the GRIS must be an owner of the Account.


   o If you elect the Individual Income Guarantee, there can be only one owner of the policy and that owner must be a natural person, unless the policy is purchased in connection with an IRA. For purposes of the Individual Income Guarantee, the Retirement Income Date is the later of your policy effective date or your 65th birthday.


   o If you elect the Spousal Income Guarantee, joint ownership of the policy is required by legally married spouses as recognized under Federal tax law. The age of the younger spouse is used to determine when and if lifetime income payments will be paid under the policy. Accordingly, the Retirement Income Date is the later of the policy effective date or the date of the younger spouse's 65th birthday. For example, if on the policy effective date, one spouse is age 40, while the other spouse is age 60, the Retirement Income Date would be approximately twenty-five years from the policy effective date or the youngest spouse's 65th birthday.

WHAT IF I WANT TO PURCHASE A GRIS FOR MY INDIVIDUAL RETIREMENT ACCOUNT?

You may purchase the Qualified GRIS and select the Individual Income Guarantee for your Account.

   o A Qualified GRIS is a policy used with Individual Retirement Accounts ("IRA") including Roth IRA Accounts (collectively, "IRA Accounts").


   o The Qualified GRIS is not available for tax qualified plans other than IRAs. If the policy is purchased in connection with an IRA, you must designate the natural person for whom the IRA is established as the owner of the policy for purposes of determining policy benefits. The Retirement Income Date for the Qualified GRIS is when the natural person for whom the IRA is established reaches age 65. The Qualified GRIS is held within the IRA Account for the benefit of the natural person for whom the IRA is established.

   o Withdrawals from your Account covered by as GRIS policy after the Retirement Income Date taken to meet required minimum distributions ("RMD") will be deemed to be permissible withdrawals that will not reduce your Retirement Income Base, even in cases where the RMD exceeds the Retirement Income Amount.

   o  Currently, the Spousal Income Guarantee is not available for an IRA
      Account.


2.    HOW DOES MY POLICY WORK?

Your Retirement Income Base will equal your Account value on your policy effective date. Your Retirement Income Base may increase as a result of additional contributions to your Account or if you exercise the Annual Optional Increase. See "Increases in Retirement Income Base" at page ___.

On or after your Retirement Income Date, you may withdraw your Retirement Income Amount without reducing your Retirement Income Base. Of course, you may always make withdrawals from your Account before your Retirement Income Date, or in excess of your Retirement Income Amount after the Retirement Income Date, but these withdrawals will reduce your Retirement Income Base. See "How Should I Structure Withdrawals From My Account?" at page ____.

In the event that your Account value is reduced to $0 by withdrawals (within the limits of the policy) and/or poor investment performance, we will continue paying the Retirement Income Amount of 5% of the Retirement Income Base after your Account value reduces to $0 by withdrawals (within the limits of the policy) and/or poor investment performance until you (or, in some cases, you and your spouse) die.

3.    LOCKWOOD FINANCIAL SERVICES AND LOCKWOOD INVESTMENT STRATEGIES

ABOUT LFS

LFS is an investment management company that is registered as an investment adviser with the U.S. Securities and Exchange Commission. LFS provides investment advisory services in all 50 states and manages over $870,000,000 in client assets on a discretionary basis. LFS provides portfolio management services to individuals, trusts, corporate entities, employee benefit plans, and institutional clients.

LFS provides a variety of investment advisory services to its clients, such as developing investment strategies, implementing investment strategies by selecting investment vehicles and executing portfolio transactions, monitoring client accounts by reviewing their performance and adherence to the selected strategy. LFS provides client statements to your financial advisor concerning account activity, strategy and performance, excluding confirmation statements solely related to the GRIS sent by us.


LFS offers the Accounts through unaffiliated registered representatives, investment adviser representatives, financial advisers and other investment professionals ("Financial Advisors"). The Financial Advisors assist clients in analyzing whether LIS is an appropriate investment advisory product and determining which investment style is appropriate for the client. The Financial Advisors are not permitted to provide you with advice regarding the GRIS. However, Financial Advisors are permitted to arrange for you to discuss the GRIS with representatives from [Name of broker-dealer] who are licensed to talk about whether the GRIS is appropriate for you and to answer your questions. You may also contact [Name of broker-dealer] representatives by calling 1-800-XXX-XXXX.

ABOUT LIS

LIS is a discretionary, multi-discipline managed account product housed in a single portfolio. While LIS has investment strategies that span the risk/return spectrum, you may only participate in one of the three model portfolios eligible for the GRIS that are described below. You may not purchase the GRIS in connection with an LIS account that participates in one of the non-GRIS eligible LIS model portfolios.

LFS serves as the portfolio manager for LIS and determines the asset allocation and specific investment vehicles for each investment style based on proprietary modeling strategies, as well as its macroeconomic outlook and investment discipline.

There are three LIS model portfolios eligible for the GRIS, each of which represents different levels of expected risk and return. (See the Table below).

--------------------------------------------------------------------------------------------------------
ASSET ALLOCATION                                             RANGES
                                  MODEL A                    MODEL B                     MODEL C
--------------------------------------------------------------------------------------------------------
Asset Class                 Min            Max         Min            Max           Min          Max
  Equity                    52.50          65.00       72.50          85.00         90.00        100.00
  Fixed                     35.00          47.50       15.00          27.50          0.00         10.00
(Cash)                       0.00           7.50        0.00           7.50          0.00          7.50


For more detailed information regarding the model portfolios please refer to the LFS Form ADV Part II, Schedule H Client Brochure.


HOW DOES THE GRIS RELATE TO YOUR ACCOUNT?

The GRIS is designed for LFS clients participating in the LIS product who intend to use the investments in their Account as a basis for a withdrawal program to provide income payments for retirement or other long-term purposes.

The GRIS provides insurance protection relating to your Account managed by LFS by ensuring that regardless of how your investments actually perform or the actual value of your investments when you begin your withdrawal program from your Account, you will have predictable lifetime income payments, subject to certain limitations described herein.

HOW WILL LFS MANAGE YOUR INVESTMENTS IN THE ACCOUNT IF YOU PURCHASE A GRIS?

Using a long-term, strategic approach to its asset allocation methodology, LFS adjusts its models from time to time based on macroeconomic models and changing investment fundamentals. Additionally, LFS tends to make relatively small adjustments within its allocation models. The decision to increase or reduce exposure to an asset class is driven by secular changes to key economic and market-related factors, which may include shifts in absolute and relative valuations, expected earnings growth, or the impact of changing interest rates. LFS is a discretionary manager for your Account and, in that capacity, may change the asset, style, and investment vehicle allocations within these portfolios at its discretion.


LFS can adjust the asset allocation model to any extent it deems appropriate, in the best interest of the policyholder, including within and outside the investment parameters set for the three LIS model portfolios eligible for the GRIS (the "Parameters"). LFS may do so at its discretion, and does not require policyholder approval.


As you have granted LFS discretion over your Account, LFS may change the asset or style allocation or investment vehicles used to manage your portfolio without receiving written approval from you in each case. For instance, LFS may change the investment vehicles used within the portfolio in an attempt to achieve more effective tracking to an index, or make an allocation to a specific sector or investment style. Similarly, LFS may rebalance your Account periodically, as needed, to keep it aligned with the desired investment objective and changing market conditions.

WHAT HAPPENS IF LFS MANAGES YOUR ACCOUNT IN A MANNER UNACCEPTABLE TO US?


In order for the guarantee provided by the GRIS to stay in effect, your Account must be invested at all times in accordance with one of the three LIS model portfolios eligible for the GRIS described above. LFS has agreed to certain investment parameters (the "Parameters") for the three LIS model portfolios eligible for the GRIS, which, in certain circumstances, if exceeded, may result in the termination of your GRIS policy. The Parameters include the asset allocation ranges included in the table above, style ranges, and investment vehicle restrictions. If LFS invests the model portfolios in a manner that is outside of the Parameters, then the GRIS for owners of any affected Accounts will terminate five Business Days after the Account is invested in a manner inconsistent with the Parameters. For purposes of this Prospectus, a "Business Day" is defined as a day when the New York Stock Exchange is open for business.


WHAT HAPPENS IF YOUR CONTRIBUTIONS, WITHDRAWALS OR OTHER ACTIONS CAUSE THE INVESTMENTS IN YOUR ACCOUNT TO FALL OUTSIDE THE PARAMETERS?

Changes you make to your account, including contributions and withdrawals may temporarily cause the investments in your Account to fall outside of the Parameters. For example, if you request a withdrawal of $100,000 from your account, LFS first must sell securities that are worth $100,000 in order to raise cash for your withdrawal. At this point in time the investments in your Account may fall outside of the Parameters due to the higher percentage of cash held in the account. In addition, after you withdraw the $100,000 in cash, the remaining investments in your account might not be within the Parameters and LFS may need to rebalance the investments in your Account.

Cure Period. If the investments in your Account fall outside of the Parameters, for any reason, for five consecutive Business Days, your GRIS will terminate. This five-Business Day period is the "Cure Period." In the event of an extraordinary circumstance where LFS will not be able to rebalance the account within the Parameters during the Cure Period, Phoenix reserves the right, in its discretion, to extend the Cure Period.

WHAT HAPPENS IF THE VALUE OF YOUR ACCOUNT IS TOO LOW FOR LFS TO INVEST WITHIN THE PARAMETERS?

If your Account value is equal to or less than $10,000, LFS may not be able to maintain the investments in your Account within the Parameters. As a result, if your Account value has decreased to a value equal to or less than $10,000, LFS will liquidate the securities held in your Account and your Account will only hold cash.

Parameters Exception. If your Account value is $10,000 or less and LFS has liquidated the investments and your account is comprised entirely of cash, your GRIS will NOT TERMINATE even though the investments are outside of the Parameters.

WHY WILL YOUR GUARANTEE TERMINATE IF LFS DOES NOT MANAGE MY ACCOUNT WITHIN THE PARAMETERS?

We would not be able to offer the guarantee provided by the GRIS if the guarantee were not contingent on LFS managing your Account within the Parameters. In order for us to be able to provide the GRIS for a reasonable fee, we need to know that your Account will be managed within certain constraints - otherwise our risks would be too high for us to be able to make the guarantee available to you.

In this respect, the asset allocations underlying the model portfolios eligible for the GRIS are designed to provide steady returns while minimizing the risk that your Account value will be reduced to $0 before you die. Accordingly, the risk against which the GRIS protects may be minimal. Likewise, based on historical returns, if you stay invested in the markets for a long period of time, then the likelihood of your Account value being reduced to $0 solely because of poor performance may diminish. You should take into consideration the amount of time you expect to have funds in the Account in deciding if the GRIS is appropriate for you. Of course, past performance is no guarantee of future performance and historical trends may not continue.

We are not an investment adviser and do not provide investment advice to you in connection with your policy. For more information about LFS and LIS, you should talk to your Financial Advisor and review LFS' Form ADV, Part II, Schedule H Client Brochure.

4.    ANNUAL GRIS FEE


The GRIS fee will be deducted from your Account or another account designated by you. The GRIS fee percentage will vary, and may be higher, with respect to any additional contributions you make to your Account or if you exercise the Annual Optional Increase as described in the prospectus. In addition, the policy fee percentage for the Spousal Income Guarantee and the Individual Income Guarantee for an IRA account if you select the spousal continuation benefits are higher than the policy fee percentage for the

Individual Income Guarantee for individuals. Please note if your Retirement Income Base does not change, your GRIS fee percentage and the dollar amount of your GRIS fee will not change.


If you make additional contributions to the Account your GRIS fee percentage will be calculated as a weighted average fee on the new value of Retirement Income Base, which reflects the additional contributions. For an example of how your additional contributions may affect your GRIS fee, see the example below entitled "Additional Contributions." If you exercise the Annual Optional Increase, the new GRIS fee percentage in effect at that time will apply to your new increased Retirement Income Base. For an example of how the exercise of the Annual Optional Increase may affect your GRIS fee, see the example below entitled "Annual Optional Increase." The new GRIS fee for a increased Retirement Income Base may be a higher percentage than your original GRIS fee. Additionally, the dollar amount of the GRIS fee will increase because the Retirement Income Base will be higher.


The GRIS fee will be paid quarterly from your Account or another account you designate. The sale or transfer of investments in your Account to pay the GRIS fee will not be treated as a withdrawal for purposes of determining your lifetime income payments. The GRIS fee is paid quarterly in advance and we will not refund any portion of pre-paid GRIS fees to you if your policy is terminated for any reason.


We reserve the right to increase the GRIS fee percentage that is in effect at the time of an additional contribution or the exercise of an Annual Optional Increase and apply that increased GRIS fee percentage to such additional contribution or to the new increased Retirement Income Base in the case of the Annual Optional Increase. For examples of how additional contributions and the exercise of an Annual Optional Increase affect the GRIS fee percentage, please refer to the two examples set forth immediately below. However, the fee percentage will never be greater than 5% of the Retirement Income Base, even in the case of IRAs.


================================================================================
EXAMPLE: ADDITIONAL CONTRIBUTIONS

Assume your Retirement Income Base is equal to $250,000 and the GRIS fee percentage currently in effect for your policy is 0.85%. Assume further that you make an additional contribution of $50,000 and the GRIS fee percentage applicable to additional contributions at the time of the contribution is equal to 0.90%. The Retirement Income Base increases to $300,000 as a result of the additional contribution. The weighted average GRIS fee percentage is equal to the current GRIS fee percentage multiplied by the Retirement Income Base before the additional contribution (0.85% x $250,000) plus the new GRIS fee percentage multiplied by the amount the Retirement Income Base increased as a result of the additional contribution (0.95% x $50,000) divided by the new Retirement Income Base ($300,000).The result is 0.86%. The new weighted average fee percentage of 0.86% will be applied at the end of the next quarter and thereafter, assuming no other changes.
================================================================================

================================================================================
EXAMPLE: ANNUAL OPTIONAL INCREASE

Assume your Retirement Income Base is equal to $250,000 and the GRIS fee percentage currently in effect for your policy is 0.85%. Assume on your first policy anniversary date your Account value is equal to $300,000 and the GRIS fee percentage then in effect is 0.90%. If you exercise the Annual Optional Increase, your Retirement Income Base will increase to $300,000 and your GRIS fee percentage will increase to 0.90%. We will use 0.90% to calculate your GRIS fee at the end of the next calendar quarter.
================================================================================

YOU SHOULD CAREFULLY CONSIDER HOW AN INCREASED FEE PERCENTAGE APPLICABLE TO AN ADDITIONAL CONTRIBUTION OR AN EXERCISE OF THE ANNUAL OPTIONAL INCREASE WILL IMPACT YOUR TOTAL GRIS FEE BEFORE MAKING ADDITIONAL CONTRIBUTIONS OR EXERCISING THE ANNUAL OPTIONAL INCREASE. IN THE EVENT THAT YOUR GRIS FEE PERCENTAGE INCREASES AS A RESULT OF AN ADDITIONAL CONTRIBUTION OR ANNUAL OPTIONAL INCREASE, THE TOTAL GRIS FEE WILL INCREASE AND THE INCREASE COULD BE SIGNIFICANT. YOU SHOULD ALSO BE AWARE THAT IF YOU INTEND TO PURCHASE THE GRIS IN ORDER TO BE ABLE TO ADD CONTRIBUTIONS OR EXERCISE THE ANNUAL OPTIONAL INCREASE, YOU WILL NOT BE ABLE TO DETERMINE IN ADVANCE WHAT THE TOTAL FEE WOULD BE AFTER SUCH ADDITION OF CONTRIBUTION OR EXERCISE OF THE ANNUAL OPTIONAL INCREASE, BECAUSE THE FEE PERCENTAGE MAY VARY FROM TIME TO TIME. After you make an additional contribution or exercise the Optional Annual Increase we will notify you in writing of your fee percentage or you may call us toll free at 1-XXX-XXX-XXXX for information about your GRIS fee percentage.


5.    WITHDRAWALS FROM YOUR ACCOUNT


================================================================================

DEFINITION OF "WITHDRAWAL":

The term "withdrawal" is an important term for you to understand because withdrawals impact the amount of your Retirement Income Base and Retirement Income Amount and, therefore, the amount of guaranteed lifetime income payments you may receive in accordance with the terms of the policy. A withdrawal is defined as (i) the sale or exchange of investments in your Account that are not reinvested in the asset allocation strategy; (ii) the sale, exchange or transfer of investments to pay your financial advisor's fee; (iii) the transfer of investments out of your Account; or (iv) dividends, capital gains or other accretions paid into your Account that are not reinvested in your Account in accordance with the target ranges of the asset allocation strategies for the LIS model portfolios eligible for the GRIS. However, the sale, exchange or transfer of investments to pay for the GRIS fee or the LIS program fee will not be treated as a withdrawal. PLEASE NOTE THAT ANY OTHER FEES PAID FROM YOUR ACCOUNT WILL BE TREATED AS A WITHDRAWAL, INCLUDING YOUR FINANCIAL ADVISOR'S CONSULTING FEE.
================================================================================

HOW DO I STRUCTURE WITHDRAWALS FROM MY ACCOUNT?

The guarantee is designed for LFS clients who intend to use the investments to their Account as the basis for a withdrawal program to provide income payments for retirement or other long-term payments. Until your Account investments are reduced to $0 through withdrawals (within the limits of the policy) and/or poor investment performance, you may make cash withdrawals from your Account.

You may make withdrawals from your Account at any time and in any amount you choose. However, any withdrawals before the Retirement Income Date and any withdrawals in excess of the Retirement Income Amount will reduce your Retirement Income Base, which will reduce the potential benefit of your guarantee.

To obtain the maximum potential benefit from your guarantee under your specific circumstances, you should consider waiting until the Retirement Income Date to begin withdrawals and thereafter limit your annual withdrawals to an amount not in excess of the Retirement Income Amount.

Your "Retirement Income Date" and "Retirement Income Amount" are described below.

HOW DO I KNOW WHEN I HAVE REACHED MY "RETIREMENT INCOME DATE" AND CAN START TAKING PERMISSIBLE WITHDRAWALS THAT WILL NOT REDUCE THE POTENTIAL BENEFIT OF MY GUARANTEE?

As noted, to get the maximum benefit from your GRIS, you should wait until your Retirement Income Date to begin taking the Retirement Income Amount from your Account. Prior to your Retirement Income Date, your Retirement Income Amount is $0. Your specific Retirement Income Date depends on whether you purchased the policy with the Individual Income Guarantee or the Spousal Income Guarantee.

      o If you purchased the policy with the Individual Income Guarantee (including an IRA Account), your Retirement Income Date is the later of the policy effective date or your 65th birthday.

      o If you purchased the policy with the Individual Income Guarantee (including an IRA Account) after your 65th birthday, the policy effective date is the Retirement Income Date.

      o The "policy anniversary date" is the same day and month each year as the policy effective date.

      o If you purchase the policy with the Spousal Income Guarantee, your Retirement Income Date is the younger spouse's 65th birthday.

      o If you purchased the policy with the Spousal Income Guarantee after the 65th birthday of the younger spouse, the policy effective date is the Retirement Income Date.

      o If you purchase the policy with the Spousal Income Guarantee, and either you or your spouse die prior to the Retirement Income Date, we will recalculate the Retirement Income Date to be the later of:
         i.  the date of death; or
         ii. the surviving spouse's 65th birthday.

HOW MUCH SHOULD I WITHDRAW FROM MY ACCOUNT EACH YEAR?

To get the maximum benefit from your GRIS, you should wait until the Retirement Income Date and withdraw no more than your Retirement Income Amount each policy year.

HOW DO I CALCULATE HOW MUCH I HAVE LEFT TO WITHDRAW IN ANY CALENDAR YEAR WITHOUT REDUCING MY RETIREMENT INCOME BASE?


The maximum amount you have left to withdraw in any calendar year without reducing your Retirement Income Base is equal to the Retirement Income Amount less cumulative withdrawals made during the calendar year that have not reduced the Retirement Income Base ("Remaining Withdrawal Amount"). For IRA Accounts, the maximum amount you have left to withdraw in any calendar year without reducing your Retirement Income Base is equal to the greater of the required minimum distributions ("RMD") and the Retirement Income Amount, less cumulative withdrawals made during the calendar year that have not reduced the Retirement Income Base. The RMD for IRA Accounts will be calculated on each January 1 following the later of the policy effective date and the date the owner turns the age 70 1/2. Prior to the date the RMD is first calculated, the RMD is equal to $0. The RMD will be based on the Account value on the previous December 31st.

WITHDRAWALS PRIOR TO THE RETIREMENT INCOME DATE

Prior to the Retirement Income Date, your Retirement Income Amount is $0 and your Retirement Income Base will be reduced by any withdrawal in the same proportion as your Account value (immediately prior to the withdrawal) is reduced by the withdrawal. If you make a withdrawal of your entire Account value, your Retirement Income Base will be reduced to $0 and your GRIS policy and the guarantee it provides will terminate.

================================================================================
EXAMPLE: WITH WITHDRAWALS PRIOR TO THE RETIREMENT INCOME DATE


Assume that on the policy effective date, you are age 60, your Account value is $500,000, and your Retirement Income Base equals $500,000. Assume further that on your first policy anniversary date, you make a withdrawal of $25,000 from your Account and your Account value as of the first policy anniversary is $500,000. Your Account value is reduced by the amount of the withdrawal. Because you make the withdrawal before your Retirement Income Date, your Retirement Income Base would be reduced in the same proportion that the withdrawal reduced your Account value. Your Account value was reduced by 5%, and accordingly, your Retirement Income Base is reduced by 5%, from $500,000 to $475,000.


Now, assume that on the second policy anniversary date, you make a withdrawal of $25,000 from your Account.

A - DOWN-MARKET SITUATION Assume also that your Account value has decreased, based on poor market condition, from $475,000 to $450,000 from the first policy anniversary to the second policy anniversary. In this situation, the $25,000 withdrawal would reduce the Retirement Income Base by more than $25,000 because the withdrawal was taken in a down-market. Your Account value would decrease from $450,000 to $425,000 as a result of the withdrawal. Again, your Retirement Income Base would be reduced in the same proportion that the withdrawal reduced your Account value ($25,000 divided by $450,000) or 5.56%. Therefore, your Retirement Income Base as a result of the withdrawal would be reduced from $475,000 to $448,590 ($475,000 x 0.0556 = $26,410 and $475,000 - $26,410 =
$448,590).


B - UP MARKET SITUATION Assume that your account value has increased, based on good market conditions, from $475,000 to $525,000 from the first policy anniversary to the second policy anniversary. Assume that on the second policy anniversary date, you make a withdrawal of $25,000 from your Account. In this situation, the $25,000 withdrawal would reduce the Retirement Income Base by less than $25,000 because the withdrawal was taken in an up-market. Your Account value would decrease to $500,000 as a result of the withdrawal. Your Retirement Income Base would be reduced in the same proportion that the withdrawal reduced your Account value ($25,000 divided by $525,000) or 4.76%. Therefore, your Retirement Income Base as a result of the withdrawal would be reduced from $475,000 to $452,390 ($475,000 x 0.0476 = $22,610 and $475,000 - $22,610 =
$452,390).
Assume that on the third policy anniversary date, your Account value is $425,000. You make a withdrawal of $425,000 from your Account (the amount of your entire Account value). Your Account value would decrease to $0. Your Retirement Income Base would be reduced in the same proportion that the withdrawal reduced your Account value. Therefore, your Retirement Income Base after the withdrawal would be $0 and your guarantee would terminate without value.

================================================================================

WITHDRAWALS ON OR AFTER THE RETIREMENT INCOME DATE

On or after your Retirement Income Date, your Retirement Income Base will not be reduced by withdrawals if the cumulative amount of withdrawals in a calendar year are less than or equal to your Retirement Income Amount. If a withdrawal causes the cumulative withdrawals to exceed the Retirement Income Amount in that calendar year, the withdrawal amounts in excess of the Retirement Income Amount will be considered "Excess Withdrawals." You should be aware that certain fees other than the GRIS fee are periodically deducted automatically from your Account value. Unlike the GRIS fee, these fees may be treated as withdrawals under the policy for purposes of determining whether cumulative withdrawals in a calendar year exceed the Retirement Income Amount in that calendar year; in other words, depending on the amount of cumulative withdrawals you have made in a calendar year, the deduction of these fees may result in Excess Withdrawals. Each Excess Withdrawal will reduce the Retirement Income Base in the same proportion as the Account value is reduced by the Excess Withdrawal.

================================================================================
EXAMPLE:

Assume that the policy effective date and Retirement Income Date are on the first business day following January 1. Assume that on the policy effective date, your Retirement Income Base equals $500,000, and your Retirement Income Amount therefore equals $25,000. Assume that during the first calendar year you make a withdrawal of $25,000 from your Account and that your Account value prior to the withdrawal is $500,000. Your Account value would decrease to $475,000 as a result of the withdrawal, and because your cumulative withdrawals did not exceed your Retirement Income Amount, your Retirement Income Base would remain at $500,000.

Assume that later that calendar year, you withdraw an additional $25,000 from your Account and that your Account value prior to the withdrawal is $475,000. Your Account value would decrease to $450,000 as a result of the second withdrawal. Your cumulative withdrawals for the calendar year are now $50,000, which exceeds your Retirement Income Amount of $25,000. The excess withdrawal of $25,000 reduced your Account value by ($25,000 o /o $475,000) or 5.26%, and accordingly, your Retirement Income Base is reduced by 5.26%, from $500,000 to $473,700.

Your Retirement Income Base on the first business day following the next January 1 is still equal to $473,700. Therefore, your Retirement Income Amount is recalculated as 5% of $473,700 or $23,685.
================================================================================

IF YOU MAKE A WITHDRAWAL OF YOUR ENTIRE ACCOUNT VALUE AND THE CUMULATIVE AMOUNT OF WITHDRAWALS YOU HAVE MADE IN THAT CALENDAR YEAR (INCLUDING THE CURRENT WITHDRAWAL) EXCEEDS YOUR RETIREMENT INCOME AMOUNT, YOUR RETIREMENT INCOME BASE IS REDUCED TO $0 AND YOUR GUARANTEE WILL TERMINATE WITHOUT VALUE.

IF, AFTER YOUR RETIREMENT INCOME DATE AND THE START OF A CALENDAR YEAR, YOUR ACCOUNT VALUE IS LESS THAN YOUR RETIREMENT INCOME AMOUNT, YOU MAY MAKE A WITHDRAWAL FOR THE FULL ACCOUNT VALUE AND REDUCE YOUR ACCOUNT VALUE TO $0 AND THEN MONTHLY PAYMENTS WILL COMMENCE ONE MONTH FOLLOWING THE DATE YOUR ACCOUNT VALUE REDUCES TO $0.

THE IMPORTANCE OF MANAGING YOUR WITHDRAWALS


The foregoing discussion of withdrawals illustrates how important it is to carefully manage your withdrawals to avoid adversely impacting the amount of your Retirement Income Base and Retirement Income Amount or causing a termination of your guarantee that may not be in your best interests. You should carefully consider whether you may need to make withdrawals before the Retirement Income Date or in excess of the 5% limit after the Retirement Income Date. If you believe you may have such a need, you should have other sources of liquidity to avoid having to make these types of withdrawals. Your guarantee does not require us to warn you or provide you with notice regarding potentially adverse consequences that may be associated with any withdrawals or other types of transactions involving your Account value. There is no provision under the GRIS policy to cure any decrease in the amount of your Retirement Income Base and Retirement Income Amount due to withdrawals.


THE IMPORTANCE OF CONSIDERING WHEN TO START MAKING WITHDRAWALS

You may start making withdrawals from your Account at any time. However, any withdrawals reduce your Account value. Additionally, as discussed above, withdrawals from your Account may reduce your Retirement Income Base and correspondingly, your Retirement Income Amount. As discussed, you should wait until on or after the Retirement Income Date to begin making withdrawals. However, you should understand that the longer you wait after such date to start making withdrawals from your Account, the less likely you will be to benefit from your guarantee because of decreasing life expectancy. On the other hand, the longer you wait to begin making withdrawals from your Account, the more likely you will be to benefit from the opportunity to look in investment gains (if any) in a particular year by exercising the Automatic Increase Option. You should carefully consider when to begin making withdrawals from your Account.

LFS will administer your requests for withdrawals from your Account. We will receive information periodically from LFS concerning your Account value and transactions processed in your Account. We will track your Account value and transactions in your Account to calculate the amount of your Retirement Income Base and Retirement Income Amount, if any, on an ongoing basis.

6.    RETIREMENT INCOME AMOUNT

HOW IS YOUR "RETIREMENT INCOME AMOUNT" CALCULATED?

CALCULATION OF RETIREMENT INCOME AMOUNT. Your Retirement Income Amount is first calculated on your Retirement Income Date. If your Retirement Income Date is on January 1, your Retirement Income Amount, will be equal to 5% of the Retirement Income Base. If your Retirement Income Date is on a day other than January 1, your Retirement Income Amount is pro rated based on the number of days until the following January 1. For example, if your Retirement Income Base on January 1 is $250,000, and your Retirement Income Date is on the following July 1, your Retirement Income Amount is calculated on July 1 as $6,301 for the remainder of the year (.05 x $250,000 x 184/365). Your Retirement Income Amount is recalculated on the January 1 of each calendar year and will be equal to 5% of the Retirement Income Base. (This term, "Retirement Income Base," is an important term under your policy and is used not only to calculate your Retirement Income Amount, but for other purposes as well.)

At your policy effective date, your Retirement Income Base is equal to your Account value. Your "Account value" on any date is the aggregate value of the investments in your Account as determined from time to time in accordance with applicable law by LFS.

================================================================================
EXAMPLE:

Assume you open your Account with an initial contribution of $500,000, purchase a GRIS, and your policy effective date is today. Your Retirement Income Base is $500,000 on the policy effective date.
================================================================================
================================================================================
EXAMPLE: EXISTING ACCOUNT

Assume instead that you opened your Account five years ago with an initial contribution of $500,000. Assume further that you applied to purchase a GRIS one week ago and the policy effective date is today. Your Account value is $600,000 on the policy effective date. Your Retirement Income Base is equal to $600,000, or the Account value on the policy effective date.
================================================================================

CAN MY RETIREMENT INCOME AMOUNT DECREASE?

The Retirement Income Amount is recalculated on January 1 of each year as 5% of the then Retirement Income Base. Therefore, if your Retirement Income Base decreased during the prior calendar year, your Retirement Income Amount will decrease on the next January 1.

CAN MY RETIREMENT INCOME AMOUNT INCREASE?


The value of your Retirement Income Amount applicable under your policy will increase if your Retirement Income Base increases. Your Retirement Income Base may increase as a result of additional contributions you make to your account. The Retirement Income Base may also increase each year if your Account value on your policy anniversary is greater than your Retirement Income Base and you exercise the Annual Optional Increase.


7.    INCREASES IN RETIREMENT INCOME BASE

INCREASES FROM ADDITIONAL CONTRIBUTIONS TO YOUR ACCOUNT


Your Retirement Income Base will increase each time you make an additional contribution to your account. If you make additional cash contributions to your Account prior to the Retirement Income Date, we will automatically increase your Retirement Income Base by an amount equal to your cumulative cash contributions made after the policy effective date (including the current contributions) to the Account less cumulative increases in the Retirement Income Base as a result of additional contributions (excluding the current contributions). If you make an additional cash contribution to your Account on or after the Retirement Income Date, we will automatically increase your Retirement Income Base by an amount equal to your cumulative cash contributions made after the policy effective date (including the current contributions) to the Account less your cumulative withdrawals that have not reduced the Retirement Income Base and less cumulative increases in the Retirement Income Base as a result of additional contributions (excluding the current contributions). If the amount calculated is greater than $0, your Retirement Income

Base is increased by this amount. If this amount is less than or equal to $0, the Retirement Income Base will not increase on the date of the contribution.


If the Retirement Income Base increases as a result of an additional cash contribution, your Retirement Income Amount will increase by a proportionate amount based on the number of days remaining until the following January 1. Your Retirement Income Amount will increase by an amount equal to 5% multiplied by the amount the Retirement Income Base increased (as a result of the additional contribution) multiplied by the number of days until the following January 1 and divided by 365. On January 1, you will have access to the full Retirement Income Amount.

================================================================================
EXAMPLE: WITH ADDITIONAL CONTRIBUTIONS (AFTER THE RETIREMENT INCOME DATE)


Policy Effective Date (01/02/2008)
The Retirement Income Base (RIB) is set equal to the Account value on the policy effective date. The Retirement Income Amount (RIA) is set equal to 5% of the RIB.
Account value on 01/02/2008: $1,000,000
Retirement Income Base on 01/02/2008: $1,000,000
Retirement Income Amount on 01/02/2008: 5% x $1,000,000 = $50,000


Additional Contribution
You make an additional contribution of $50,000 on 01/02/2009.
The RIB increases as a result of the additional contribution. The RIA is recalculated as 5% of the RIB because it is the first business day following January 1, 2009.
(A)  Cumulative Additional Contributions: $50,000
(B)  Cumulative Withdrawals (that have not reduced RIB): $0
(C)  Cumulative Increases to RIB as a result of prior Additional Contributions:
     $0
Retirement Income Base Increase: (A) - (B) - (C) = $50,000 - $0 - $0 = $50,000 Retirement Income Base on 01/01/2009: $1,000,000 + $50,000 = $1,050,000
Retirement Income Amount on 01/01/2009: 5% x $1,050,000 = $52,500

Additional Contribution
You make an additional contribution of $60,000 on 10/29/2009. This date is 65 days prior to 01/02/2010 (or the first business day following the next January
1).
The RIB increases as a result of the additional contribution. The RIA increases by a proportionate amount based on the number of days remaining until the first business day following the next January 1.
(D)  Cumulative Additional Contributions: $110,000
(E)  Cumulative Withdrawals (that have not reduced RIB): $0
(F)  Cumulative Increases to RIB as a result of prior Additional Contributions:
     $50,000
Retirement Income Base Increase: (D) - (E) - (F) = $110,000 - $0 - $50,0000 = $60,000
Retirement Income Base on 10/29/2009: $1,050,000 + $60,000 = $1,110,000
Retirement Income Amount Increase: 5% x $60,000 x 65 / 365 = $534
Retirement Income Amount on 10/29/2009: $52,500 + $534 = $53,034
================================================================================

================================================================================
EXAMPLE: WITH ADDITIONAL CONTRIBUTIONS AND WITHDRAWALS (AFTER THE RETIREMENT INCOME DATE)
Policy Effective Date (01/02/2008)
The Retirement Income Base (RIB) is set equal to the Account value on the policy effective date. The Retirement Income Amount (RIA) is set equal to 5% of the RIB.
Account value on 01/02/2008: $1,000,000
Retirement Income Base on 01/02/2008: $1,000,000
Retirement Income Amount on 01/02/2008: 5% x $1,000,000 = $50,000

Additional Contribution
You make an additional contribution of $50,000 on 01/02/2009.
The RIB increases as a result of the additional contribution. The RIA is recalculated as 5% of the RIB because it is the first business day following January 1, 2009.
(A)  Cumulative Additional Contributions: $50,000
(B)  Cumulative Withdrawals (that have not reduced RIB): $0
(C)  Cumulative Increases to RIB as a result of prior Additional Contributions:
     $0
Retirement Income Base Increase: (A) - (B) - (C) = $50,000 - $0 - $0 = $50,000 Retirement Income Base on 01/01/2009: $1,000,000 + $50,000 = $1,050,000
Retirement Income Amount on 01/01/2009: 5% x $1,050,000 = $52,500

Withdrawal
You make a withdrawal of $25,000 on 06/01/2009.
The RIB does not change because cumulative withdrawals in the calendar year do not exceed the RIA.
Retirement Income Base on 06/01/2009: $1,050,000
Retirement Income Amount on 06/01/2009: $52,500

Additional Contribution
You make an additional contribution of $60,000 on 10/29/2009.
This date is 65 days prior to 01/02/2010 (or the first business day following the next January 1).
The RIB increases as a result of the additional contribution, but not by the full amount of the additional contribution because there was a withdrawal. The RIA increases by a proportionate amount based on the number of days remaining until the first business day following the next January 1.
(D)  Cumulative Additional Contributions: $110,000
(E)  Cumulative Withdrawals (that have not reduced RIB): $25,000
(F)  Cumulative Increases to RIB as a result of prior Additional Contributions:
     $50,000
Retirement Income Base Increase: (D) - (E) - (F) = $110,000 - $25,000 - $50,0000
= $35,000
Retirement Income Base on 10/29/2009: $1,050,000 + $35,000 = $1,085,000
Retirement Income Amount Increase: 5% x $35,000 x 65 / 365 = $312
Retirement Income Amount on 10/29/2009: $52,500 + $312 = $52,812
================================================================================

Additional cash contributions you make to your Account increase your Account value and may increase your Retirement Income Base. Under certain circumstances, additional cash contributions in your Account will not increase your Retirement Income Base and you should consult with your [Name of broker-dealer] representative to determine whether additional contributions in the Account are appropriate under your particular circumstances.

================================================================================
EXAMPLE: WITH WITHDRAWALS AND AN ADDITIONAL CONTRIBUTION THAT DOES NOT INCREASE THE RETIREMENT INCOME BASE (AFTER THE RETIREMENT INCOME DATE)

Policy Effective Date (01/02/2008)
The Retirement Income Base (RIB) is set equal to the Account value on the policy effective date. The Retirement Income Amount (RIA) is set equal to 5% of the RIB.
Account value on 01/02/2008: $1,000,000
Retirement Income Base on 01/02/2008: $1,000,000
Retirement Income Amount on 01/02/2008: 5% x $1,000,000 = $50,000

Additional Contribution
You make an additional contribution of $50,000 on 01/02/2009.
The RIB increases as a result of the additional contribution. The RIA is recalculated as 5% of the RIB because it is the first business day following January 1, 2009.
(A)  Cumulative Additional Contributions: $50,000
(B)  Cumulative Withdrawals (that have not reduced RIB): $0
(C)  Cumulative Increases to RIB as a result of prior Additional Contributions:
     $0
Retirement Income Base Increase: (A) - (B) - (C) = $50,000 - $0 - $0 = $50,000 Retirement Income Base on 01/01/2009: $1,000,000 + $50,000 = $1,050,000
Retirement Income Amount on 01/01/2009: 5% x $1,050,000 = $52,500

Withdrawal 1st year
You make a withdrawal of $50,000 on 06/01/2009.
The RIB does not change because cumulative withdrawals in the calendar year do not exceed the RIA.
Retirement Income Base on 06/01/2009: $1,050,000
Retirement Income Amount on 06/01/2009: $52,500

Withdrawal 2nd year
You make a withdrawal of $50,000 on 06/01/2010.
The RIB does not change because cumulative withdrawals in the calendar year do not exceed the RIA.
Retirement Income Base on 06/01/2010: $1,050,000
Retirement Income Amount on 06/01/2010: $52,500

Additional Contribution
You make an additional contribution of $60,000 on 10/29/2010. This date is 65 days prior to 01/02/2011 (or the first business day following the next January
1).
The RIB does not increase as a result of this additional contribution. The RIA, therefore, also does not increase.
(D)  Cumulative Additional Contributions: $110,000
(E)  Cumulative Withdrawals (that have not reduced RIB): $100,000
(F)  Cumulative Increases to RIB as a result of prior Additional Contributions:
     $50,000
Retirement Income Base Increase: (D) - (E) - (F) = $110,000 - $100,000 - $50,000
= $ - 40,000. This negative number is less than zero, so it does not increase the RIB. Although it is negative, the RIB will not be decreased either. The RIB will never decrease as a result of an additional contribution. Hence, a negative RIB increase number is considered to be zero in the following calculation. Retirement Income Base on 10/29/2010: $1,050,000 + $0 = $1,050,000
Retirement Income Amount Increase: 5% x $0 x 65 / 365 = $0
Retirement Income Amount on 10/29/2010: $52,500 + $0 = $0
================================================================================

It is important to understand that your Account value may increase for other reasons as well, such as realized or unrealized investment gains or the reinvestment of dividends. Unless you exercise the Annual Optional Increase, increases in your Account value other than increases resulting from additional cash contributions you make to your Account do not increase your Retirement Income Base.

================================================================================
EXAMPLE:

Assume that on the policy effective date, your Retirement Income Base equals $500,000. Assume further that by your first policy anniversary date, your Account value has grown to $510,000 because your investments have appreciated. The increase in your Account value because of the appreciation of your investments would not increase your Retirement Income Base to $510,000 (unless, as discussed below, you have exercised the Annual Optional Increase). Instead, your Retirement Income Base remains $500,000.
================================================================================

INCREASES AS A RESULT OF THE ANNUAL OPTIONAL INCREASE

The Annual Optional Increase is a GRIS feature. You may exercise the Annual Optional Increase to periodically lock in increases in your Account value, if any, in excess of withdrawals, to increase your Retirement Income Base and Retirement Income Amount, and, therefore, your guaranteed income payments (if any). On your policy anniversary date, if the Account value is greater than your Retirement Income Base, you may exercise the Annual Optional Increase and your Retirement Income Base will be increased to equal your Account value.

Prior to each policy anniversary date, we will notify you that you may exercise the Annual Optional Increase. You must notify us in writing if you want to exercise the Annual Optional Increase. If you take no action, your Retirement Income Base will remain unchanged.

If you exercise the Annual Optional Increase and your policy anniversary date is not January 1, you will have immediate access to the proportionate amount of the Retirement Income Amount based on the number of days remaining in the calendar year. Your Retirement Income Amount will increase by an amount equal to 5% multiplied by the amount of the Retirement Income Base increased (as a result of the Annual Optional Increase) multiplied by the number of days until the following January 1 and divided by 365. On the following January 1, you will have access to the full Retirement Income Amount.

If you exercise the Annual Optional Increase and the Account value on your policy anniversary date is less than your Retirement Income Base, your Retirement Income Base will not increase.

================================================================================
EXAMPLE: (WITH APPRECIATION)

Assume that on the policy effective date, your Retirement Income Base is equal to $500,000. Assume further that by your first policy anniversary date, your Account value has grown to $520,000 because your investments have appreciated and you have not made any withdrawals from your Account. If you exercise the Annual Optional Increase, your Retirement Income Base would automatically be increased on that policy anniversary date to $520,000.
================================================================================

================================================================================
EXAMPLE: (WITH CONTRIBUTIONS PLUS APPRECIATION AND NO WITHDRAWALS IN AN UP
MARKET)

Assume that on the policy effective date, your Retirement Income Base is equal to $500,000. Assume further that by your first policy anniversary date, your Account value has increased to $520,000 because your Account has appreciated, and further assume that you have not made any withdrawals from your Account. If you exercise the Annual Optional Increase, your Retirement Income Base will increase on that anniversary date to $520,000.

Now, assume that by your second policy anniversary date, your Account value has increased to $540,000 because your Account investments have appreciated, and further assume that you have not made any withdrawals from your Account. Assume that on the second policy anniversary date, you make an additional contribution to your Account in the amount of $50,000. You may elect to have your Retirement Income Base increased on that policy anniversary date to $590,000.

================================================================================

================================================================================
EXAMPLE: (WITH CONTRIBUTIONS PLUS APPRECIATION AND WITHDRAWALS IN AN UP MARKET)

Assume that on the policy effective date, your Retirement Income Base is equal to $500,000. Assume further that by your first policy anniversary date, your Account value has increased to $520,000 because your Account has appreciated, and assume that you have not made any withdrawals from your Account. If you exercise the Annual Optional Increase, your Retirement Income Base will be automatically increased on that anniversary date to $520,000.

Assume further that after the first policy anniversary date but before the second policy anniversary date, you make a withdrawal from your Account in the amount of $25,000. Assume that on the second anniversary, you make an additional contribution of $50,000. As a result of the additional contribution, your Retirement Income Base will increase by the amount of cumulative additional contributions to your Account ($50,000) less the amount of cumulative withdrawals from your Account that have not decreased the Retirement Income Base ($25,000) less the cumulative amount by which your Retirement Income Base has been increased by additional contributions not including the current additional contribution ($0). Therefore, your Retirement Income Base will increase by $25,000 to $545,000.
================================================================================

             GRIS BENEFIT PAYMENTS AFTER THE RETIREMENT INCOME DATE
================================================================================

GRIS benefit payments begin if, and when, withdrawals from your Account (within limits of the policy) and/or poor investment performance reduce your Account value to $0 after the Retirement Income Date.

================================================================================
EXAMPLE

Assume that you purchased your GRIS with an Individual Income Guarantee at age 50 and your initial Retirement Income Base was $500,000. Because of increases to your Retirement Income Base, the amount had grown to $1,000,000 by the time you reached your Retirement Income Date at age 65, at which time you began to take annual withdrawals of $50,000 per policy year (which is your Retirement Income Amount, i.e. 5% of your Retirement Income Base). You do not take withdrawals during any policy year that exceed $50,000, but because of poor investment performance, your Account Value is reduced to $0 by age 80. At that time, we begin lifetime fixed income payments of $50,000 each year for the rest of your life.
================================================================================

PAYMENTS AFTER THE ACCOUNT VALUE IS REDUCED TO $0

IF MY ACCOUNT VALUE IS REDUCED TO $0 AS A RESULT OF WITHDRAWALS WITHIN THE LIMITS OF THE POLICY AND/OR POOR INVESTMENT PERFORMANCE, HOW ARE MY CONTINUING INCOME PAYMENTS CALCULATED?


If and when your Account value is reduced to $0 as a result of withdrawals within the limits of the policy after the Retirement Income Date from your Account and/or poor investment performance before or after the Retirement Income Date, we will provide you with continuing income payments. The income payments under the GRIS policy are provided through a lifetime fixed payout annuity. The GRIS is treated under state insurance law as an annuity policy.


At the time your Account value equals $0, your Account will remain open, with a $0 balance until the last day of the calendar quarter following the calendar quarter when your Account value first equals $0, at which time your Account will be closed and your investment advisory agreement with LFS will terminate.


We will provide you with continuing income payments in the form of lifetime income payments that will continue until you die, or, if you purchased the Spousal Income Guarantee, until both you and your surviving spouse die. The annual amount of income payments we will pay to you is equal to 5% of the Retirement Income Base on the date your Account value reduces to $0 as a result of withdrawals (within the limits of the policy) and/or poor investment performance. We will make monthly payments (if any) equal to one-twelfth of the annual payment amount unless you request an alternative payment frequency. You may request an annual lump sum payment.


      o If your Account value equals $0 ON OR AFTER the Retirement Income Date as a result of withdrawals (within the limits of the policy) and/or poor investment performance, monthly payments will commence one month following the date your Account value reduces to $0.

      o If your Account value is reduced to $0 PRIOR TO the Retirement Income Date as a result of withdrawals (within the limits of the policy) and/or poor investment performance, monthly payments will commence one month following the Retirement Income Date.


      o Either prior to or after the Retirement Income date, if an Account value has not reached $0, but only holds securities that cannot be valued, we reserve the right to assign a value of $0 to the Account for purposes of the GRIS policy. In such case, monthly payments will commence as described in one of the two immediately preceding bullets, as applicable. The securities held in the Account are valued by LFS, which obtains security values from pricing services through the custodian of the Account.


================================================================================
EXAMPLE

Assume your Retirement Income Date is the same as your policy effective date. Assume that your Retirement Income Base is equal to $250,000 on your 10th policy anniversary date and your Retirement Income Amount is 5% of your Retirement Income Base. Therefore, your Retirement Income Amount is equal to 5% of $250,000 or $12,000. Your Account value is equal to $10,000. You make a withdrawal of $10,000 on your 10th policy anniversary date and your Account value is reduced to $0 as a result of this withdrawal. Monthly lifetime income payments equal to 1/12 of $12,500 or $1,041.67 will begin one month following the date your Account value reduced to $0 and will continue until you die.
================================================================================

WHAT IF I DIE BEFORE MY LIS INVESTMENTS ARE REDUCED TO $0?


The lifetime income payments under your GRIS are "contingent" because they are triggered only when withdrawals (within the limits of the policy), and/or poor investment performance, reduce your Account value to $0 within your lifetime (or if the Spousal Income Guarantee has been elected, within your and your spouse's lifetime). But, if these contingencies do not occur within your lifetime or you die before your LIS investments are reduced to $0, then the guarantee terminates without value and we make no payments under the GRIS. Any remaining LIS Investments will be distributed to your spouse or to your testamentary heirs. To notify us that your spouse has died, please call us at 1-800-XXX-XXXX.


                               GENERAL INFORMATION
================================================================================

                   DETERMINING WHETHER A GRIS IS RIGHT FOR YOU

It is important to understand that the GRIS does not protect the actual value of the investments in your Account. For example, if you invest $500,000 in your Account, and your Account value has dropped to $400,000 on the Retirement Income Date, we are not required to add $100,000 to your account. Rather, the GRIS provides that when you have reached the Retirement Income Date, you may begin withdrawing guaranteed lifetime annual income payments of $25,000 (5% of $500,000), rather than $20,000 (5% of $400,000) annually from your Account, and if these withdrawals decrease your Account to $0 then we guarantee to continue annual income payments equal to your Retirement Income Amount for the rest of your life.

It is also important to understand that even after you have reached the Retirement Income Date and start taking withdrawals from your Account, those withdrawals are made first from your own investments in your Account. We are required to start using our own money to make continuing lifetime income payments to you only when and if your Account value is $0 because of withdrawals within the limits of the policy and/or poor investment performance. We limit our risk under the guarantee in this regard by limiting the amount you may withdraw each year from your Account (without reducing your Retirement Income Base) to your current Retirement Income Amount. If your investment return on your Account over time is sufficient to generate gains that can sustain systematic or periodic withdrawals equal to or greater than the Retirement Income Amount, then your Account value will never be reduced to $0 and payments under the GRIS will never begin.

There are many variables, however, other than average annual return on your Account that will determine whether your investments in your Account without the GRIS would have generated enough gain over time to sustain systematic or periodic withdrawals equal to your Retirement Income Amount that you would have received if you had purchased the GRIS. Your Account value may have declined over time before the Retirement Income Date, which means that your investments would have to produce an even greater return after the Retirement Income Date to make up for the investment losses before that date. Moreover, studies have shown that individual years of negative annual average investment returns can have a disproportionate impact on the ability of your retirement investments to sustain systematic withdrawals over an extended period, depending on the timing of the poor investment returns.

Of course, even if your Account investments (assuming no GRIS policy is purchased) do not generate sufficient gains after the date you begin to take income withdrawals to support systematic or periodic withdrawals equal to the Retirement Income Amount you would have received with the GRIS and your actual Account value declines over time, your Account value may not be fully reduced to $0 for a number of years. If you (or if applicable, you and your spouse) die before your investments are reduced to $0, the strategy of liquidating your retirement assets through a program of systematic withdrawals without the protection provided by the GRIS will have proved to be an effective one. However, studies indicate that lifespans are generally continuing to increase, and therefore, while everyone wants to live a long life, funding retirement through systematic withdrawals presents the risk of outliving those withdrawals. The GRIS is designed to protect you against the risk of living too long, commonly known as "longevity risk."

                             TERMINATION OF THE GRIS
================================================================================

VOLUNTARY TERMINATION. You may terminate your guarantee at any time in accordance with notification requirements. No amount of GRIS fees will be returned to you and your guarantee will terminate without value. If you decide to terminate your GRIS guarantee, your Account value will remain unchanged.

CANCELLATION

Once you purchase the policy, you can only cancel your policy by (i) notifying us that you no longer wish the GRIS coverage and to stop payment of the GRIS fees from your Account, (ii) closing or transferring your Account or (iii) liquidating all of the investments in your Account.

AUTOMATIC TERMINATION. Your guarantee will automatically terminate upon any of the following events:


     Death of an Owner
     -----------------


      o If you purchased the guarantee with the Individual Income Guarantee, your guarantee will terminate upon your death or, if the policy was purchased with an IRA without spousal continuation, the IRA owner's death.

      o If you purchased the policy with the Spousal Income Guarantee, upon the death of the first owner to die, the surviving spouse may continue the policy as an individual policy. In such case, the policy will continue with the Individual Income Guarantee.

      o Divorce before the Account value is reduced to $0. If a GRIS policy is owned jointly by spouses, in the event of a divorce that becomes final before the Account value is reduced to $0, the former spouses must provide written notice regarding the divorce, which is acceptable to us, stating whether the former spouses will divide the assets in the Account, whether one former spouse will remain the sole owner of the Account, or whether both former spouses will remain owners of the Account.

              IF THE FORMER SPOUSES DIVIDE THE ACCOUNT. If the former spouses provide us with notice that they will divide the assets in the Account between two new Accounts, the jointly owned spousal GRIS policy will be converted to two individually owned GRIS policies, one for each of the two new Accounts. The current GRIS fee applicable to individually owned GRIS policies on the policy effective date will be charged. We will allocate the Retirement Income Base from the original Account between the two new Accounts owned by each former spouse, as agreed by the former spouses or as directed by any valid, applicable court order. Until we receive such notice, we will continue to treat both former spouses as the owners of the Account and we will continue to charge the GRIS fee applicable to jointly owned spousal policies until we have received notice that the spouses are divorced.


              However, effective as of the date of the divorce, the policy will no longer be a "spousal" jointly owned policy and the policy will generally terminate upon the first owner's death if such death occurs before we receive notice of the divorce and division of the assets of the Account and the policy is converted into two individually owned policies; PROVIDED, HOWEVER, if such death occurs before we receive notice of the death, but we are provided with written evidence that, in our sole discretion, establishes that prior to the first former spouse's death, the assets in the Account were legally divided either (i) by operation of applicable state law (e.g., laws of community property states) or (ii) pursuant to a court mandated property settlement that sets forth precisely how the former spouses' Account assets are to be divided, rather than terminating the policy, we will convert the jointly owned GRIS policy into an individually owned GRIS policy for the Account of the surviving former spouse. We will allocate the Retirement Income Base applicable to the original Account to the policy for the Account of the surviving spouse, in accordance with such applicable law or property settlement, as the case may be. The portion of the Retirement Income Base from the original Account that is attributable to the deceased former spouse under such applicable state law or property settlement will be reduced to zero and the GRIS policy will be terminated as to the assets in the Account attributable to the deceased former spouse, as of the date of such deceased former spouse's death.

              ONE FORMER SPOUSE REMAINS THE SOLE OWNER OF THE ACCOUNT. If the former spouses notify us that only one of the former spouses will remain an owner of the Account, which was previously owned by the former spouses, the jointly owned spousal GRIS policy will be terminated and an individually owned policy will be issued to the sole owner. Until we receive such notice, we will continue to treat both former spouses as the owners of the Account and we will continue to charge the GRIS fee applicable to jointly owned spousal policies until we have received notice that the spouses are divorced. However, effective as of the date of the divorce, upon the death of the former spouse who is to remain the sole owner of the Account, the policy will terminate upon the death of such former spouse, even if such death occurs before we receive notice that the former spouse is to remain the sole owner of the Account.

              BOTH FORMER SPOUSES REMAIN JOINT OWNERS OF THE ACCOUNT. If the former spouses are to remain the joint owners of the Account, the former spouses will continue as the joint owners and no change will be made to the ownership of the policy. However, as of the effective date of the divorce, the policy will no longer be a "spousal" jointly owned policy and the policy will terminate upon the first owner's death, even if such death occurs before we receive notice of the divorce. We will then begin to charge the fee applicable to individually owned policies.


      o Divorce on or after the Account value is reduced to $0. If a GRIS policy is jointly owned by spouses, in the event of a divorce that becomes final on or after the Account value is reduced to $0, we will split the income payments according to any written notice of divorce received by us. Prior to our receipt of the written notice of divorce, we will make any income payments due under the GRIS in the manner prescribed by the former spouses pursuant to the terms of the policy.

      Excess Withdrawals
      ------------------

      o If your Retirement Income Base is reduced to $0 by excess withdrawals, your guarantee will terminate.

      Lifetime Payment Option
      -----------------------
      o  If you elect the Lifetime Payment Option, your guarantee will terminate.
      Non-Compliance with Investment Parameters
      -----------------------------------------

      o LFS has agreed to certain investment Parameters for those strategies designated for use with the GRIS policy, which, in certain circumstances, if exceeded, may result in the termination of your GRIS policy.

      For more information regarding the termination of the GRIS policy under such circumstances, see "What Happens if LFS Manages Your Account in a Manner Unacceptable to Us?" section of this prospectus.


                            MISCELLANEOUS PROVISIONS
================================================================================

PERIODIC COMMUNICATIONS TO POLICY OWNERS


LFS will provide quarterly performance reports relating to your Account to your financial advisor. We will provide an annual statement and quarterly statements relating to the GRIS policy. The annual statement will contain your Retirement Income Base and Retirement Income Amount as of January 1. The quarterly statements will contain the GRIS fee amount paid by you, as well as the Retirement Income Base and Retirement Income Amount as of the policy anniversary date for that quarterly report only.


AMENDMENTS TO THE POLICY

The group annuity contract under which the GRIS policy is issued in the form of an individual or spousal certificate and the GRIS policy itself may be amended to conform to changes in applicable law or interpretations of applicable law. Any changes in the GRIS policy and/or the group annuity contract under which it is issued, may need to be approved by certain state insurance departments. You will receive written notice of such changes in the GRIS policy.

ASSIGNMENT

You may not assign your interest in this policy without our prior written approval.

                              TAXATION OF THE GRIS
===============================================================================

The following is a general discussion based on our understanding of current Federal income tax law. This discussion does not cover every situation and does not address all possible circumstances. In general, this discussion does not address the tax treatment of transactions involving investment assets held in your Account except insofar as the GRIS itself may be relevant to the tax treatment of such transactions. Further, no attempt is made to consider any applicable state tax or other tax laws, or to address any federal estate, or state and local estate, inheritance and other tax consequences of the GRIS. Estate and inheritance tax consequences will depend on your individual circumstances. You should also be aware that the tax laws may change, possibly with retroactive effect. You should consult your own tax advisor regarding the potential tax implications of the GRIS in light of your particular circumstances.

THE GRIS IS NOVEL AND INNOVATIVE AND, TO DATE, ITS PROPER CHARACTERIZATION AND CONSEQUENCES FOR FEDERAL INCOME TAX PURPOSES HAVE NOT BEEN DIRECTLY ADDRESSED IN ANY CASE, ADMINISTRATIVE RULINGS OR OTHER PUBLISHED AUTHORITIES. We make no assurances that the Internal Revenue Service will agree with the interpretations of the expected tax treatment of the GRIS or the effect (or lack of effect) of the GRIS on the tax treatment of any transactions involving the GRIS, contained in this prospectus, or that a court would agree with these interpretations if the Internal Revenue Service challenged them. YOU SHOULD CONSULT A TAX ADVISOR BEFORE PURCHASING THE GRIS.

If sold in connection with an Individual Retirement Account (IRA Account), the GRIS is called a Qualified GRIS. If the GRIS is independent of any formal retirement or pension plan, it is termed a Non-Qualified GRIS. Different tax rules apply to Qualified GRIS and Non-Qualified GRIS, and the tax rules applicable to Qualified GRIS vary according to the type of IRA and the terms and conditions of the plan.


NON-QUALIFIED GRIS


TREATMENT OF GRIS AS ANNUITY CONTRACT. Although there is no direct guidance on this issue, we intend to treat a Non-Qualified GRIS as an annuity contract for Federal income tax purposes. It is possible that the GRIS will be treated as a contingent option, a notional principal contract or some other type of financial derivative for such purposes, with different tax consequences than if it were treated as an annuity. If you are the holder or beneficiary of a Non-Qualified GRIS, you should consult your own tax advisor regarding its proper tax treatment.

In order to be treated as an annuity contract for Federal tax purposes, a contract must contain certain provisions prescribing distributions that must be made when an owner of the contract dies. We believe that by its terms the GRIS satisfies these requirements. In all events, we will administer the GRIS to comply with these Federal tax requirements. We also intend to treat the GRIS as an annuity contract that is separate and apart from the assets in your Account for Federal income tax purposes. There is no authority directly authorizing this treatment, however, and you should consult a tax advisor on the issue.


YOUR ACCOUNT. We believe that, in general, the tax treatment of transactions involving the investments in your Account including redemptions, dispositions and distributions with respect to such investments, more likely than not will be the same as such treatment would be in the absence of the GRIS. (The tax treatment of such transactions is beyond the scope of this prospectus, you should consult a tax advisor for further information about the tax treatment of investments covered by the GRIS.) Thus, we believe, in general, that it is more likely than not that, at least initially and, for most individuals the entire period the GRIS is in effect, (1) distributions and dividends on your Account will not be treated as payments under the GRIS, but rather as distributions with respect to such securities; (2) amounts received on redemption or disposition of your investments in your Account will be treated as amounts realized on a sale or exchange of such assets rather than as distributions under the GRIS; and (3) the purchase of the GRIS will not automatically result in either (a) loss of the benefit of preferential income tax rates applicable to dividends paid on investments in your Account otherwise constituting "qualified dividend income" or (b) under the so-called "straddle" rules, suspension of the holding period for purposes of determining eligibility for long-term capital gains treatment of any gains, or potential deferral of losses, when investments in your Account are sold or exchanged. (These conclusions are in part based on the low probability when your GRIS is issued that your Account value will reach $0 and that you will receive Retirement Income Amount payments thereafter.) There are no published authorities directly supporting our conclusions and the Internal Revenue Service ("IRS") may disagree with them. If the IRS were to successfully take a different position on these issues, it could have a material adverse effect on the tax consequences of your acquisition, holding and disposition of investments in your Account. The effect would depend on the specific change or changes made to the law. Although the exact nature of any such possible change in speculative, one possibility in the case of the qualified dividend income rules is an increase in the rate applicable to qualified dividend income. Alternatively, the special rate applicable to such income could be eliminated entirely, resulting in dividends being taxed at ordinarily income rates. A possible change in the straddle rules is a modification to the scope of those rules, with the result that transactions in an Account not subject to the straddle rules under current law would become subject to the loss deferral and other limitations applicable to straddles. Furthermore, it is possible that the tax consequences under the qualified dividend and straddle rules could change depending on changes in your circumstances in future years, particularly if losses are realized at a time when it has become likely that your Account value will reach $0 and you will receive Retirement Income Amount payments thereafter. The tax consequences could also change due to changes in the tax laws. You should consult your own tax advisor as to the tax consequences, if any, of the GRIS under these rules and other relevant tax provisions, both at the time of initial purchase and in subsequent years.


PAYMENTS AFTER ACCOUNT VALUE IS REDUCED TO $0. Assuming that the GRIS is treated as an annuity contract for tax purposes, Retirement Income Amount payments beginning if and when your Account value has been reduced to $0 should be treated in part as taxable ordinary income and in part as non-taxable recovery of the aggregate GRIS policy fees you have previously paid (your "investment in the contract") until you recover all of your investment in the contract. (The ratio of taxable-income to recovery of investment amounts will depend on your life expectancy at the time you begin recovering payments). After you recover all of your investment in the contract, payments will be taxable in full as ordinary income. (Different rules may apply to Qualified GRIS.) You should consult a tax advisor as to the tax treatment of Retirement Income Amount payments.

PAYMENT OF THE GRIS FEE. Payment of the GRIS fee with proceeds from the sale of investment assets held in your Account may have tax consequences. If you pay the GRIS fee for a Qualified GRIS with proceeds from your IRA Account, the withdrawal from your Account will not be a "distribution" under the Code. You should consult a tax advisor for further information.

QUALIFIED GRIS

The GRIS may be used with Individual Retirement Accounts, including Roth IRA Accounts (collectively, "IRA Accounts"). The Qualified GRIS is not available as an Individual Retirement Annuity (IRA Annuity).

The tax rules applicable to Qualified GRIS vary according to the type of IRA Account and the terms and conditions of the IRA Account. No attempt is made here to provide more than general information about the use of the Qualified GRIS with the IRA Account. Participants under such IRA Account, as well as beneficiaries, are cautioned that the rights of any person to any benefits under such IRA Account may be subject to the terms and conditions of the IRA Accounts themselves or limited by applicable law, regardless of the terms and conditions of the Qualified GRIS.

We reserve the right to discontinue offering the GRIS to new policyholders that plan to use the GRIS with IRA Accounts.

The Qualified GRIS is available only with respect to the IRA Account for which the Qualified GRIS is purchased.

      o The Qualified GRIS is intended for purchase by the trustee or custodian of IRA Accounts.

      o We are not responsible for determining whether the Qualified GRIS complies with the terms and conditions of, or applicable law governing, any IRA Account. You are responsible for making that determination. Similarly, we are not responsible for administering any applicable tax or other legal requirements applicable to the IRA Account. You or a service provider for the IRA Account is responsible for determining that distributions, beneficiary designations, investment restrictions, charges and other transactions under the Qualified GRIS are consistent with the terms and conditions of the plan and applicable law.


      o IRA Accounts may be subject to required minimum distribution rules. The value of the guarantee provided by the Qualified GRIS may have to be taken into Account in determining your required minimum distributions under the IRA Account. Withdrawals from your Account taken to meet required minimum distribution requirements, in proportion to the value of your Account to your overall IRA Account balance, will be deemed to be within the policy limits for GRIS and will not reduce your Retirement Income Base.


Effective January 1, 1993, Section 3405 of the Internal Revenue Code was amended to change the roll-over rules applicable to the taxable portions of distributions from qualified pension and profit-sharing plans. Taxable distributions eligible to be rolled over generally will be subject to 20 percent income tax withholding. Mandatory withholding can be avoided only if the employee arranges for a direct rollover to another qualified pension or profit-sharing plan or to an IRA. The mandatory withholding rules apply to all taxable distributions from qualified plans except (a) distributions required under the Code, (b) substantially equal distributions made over the life (or life expectancy) of the employee, or for a term certain of 10 years or more and
(c) the portion of distributions not includable in gross income (i.e., return of after-tax contributions).

Numerous changes have been made to the income tax rules governing IRA Accounts as a result of legislation enacted during the past several years, including rules with respect to: maximum contributions, required distributions, penalty taxes on early or insufficient distributions and income tax withholding on distributions. The following are general descriptions of the various types of IRA Accounts and of the use of the contracts in connection therewith.

INDIVIDUAL RETIREMENT ACCOUNTS. Code Sections 408 and 408A permit eligible individuals to contribute to an individual retirement program known as an "IRA" or "Roth IRA". These IRAs are subject to limitations on the amount that may be contributed, the persons who may be eligible and on the time when distributions may commence. In addition, distributions from certain other types of qualified plans may be placed on a tax-deferred basis into an IRA. Effective January 1, 1997, employers may establish a new type of IRA called SIMPLE (Savings Incentive Match Plan for Employees). Special rules apply to participants' contributions to and withdrawals from SIMPLE IRAs. Also effective January 1, 1997, salary reduction IRAs (SARSEP) no longer may be established. Effective January 1, 1998, individuals may establish Roth IRAs. Special rules also apply to contributions to and distributions from Roth IRAs. A Qualified GRIS may be purchased by an

IRA Account for brokerage account held under that IRA Account. The Qualified GRIS is not available as an Individual Retirement Annuity.

TAX ON CERTAIN DISTRIBUTIONS RELATING TO IRA ACCOUNTS. Distributions under a Qualified GRIS may be paid to the IRA Account, if permitted under the terms of the IRA Account, or directly to you. Distributions paid to the IRA Account are not in and of themselves taxable. In the case of distributions from the IRA Account to you, including payments to you from the Qualified GRIS, a ratable portion of the amount received is taxable, generally based on the ratio of your cost basis to your total accrued benefit under the IRA Account. Section 72(t) of the Code imposes a 10% penalty tax on the taxable portion of any distribution from IRA Accounts. To the extent amounts are not includable in gross income because they have been properly rolled over to another IRA or to another eligible qualified plan, no tax penalty will be imposed. The tax penalty will not apply to: (a) distributions made on or after the date on which the individual reaches age 59 1/2; (b) distributions following the death or disability of the participant (for this purpose disability is as defined in Section 72(m)(7) of the Code); (c) distributions that are part of substantially equal periodic payments made not less frequently than annually for the life (or life expectancy) of the individual or the joint lives (or joint life expectancies) of such individual and his or her designated beneficiary; and (d) certain other distributions specified in the Code.

Generally, distributions from an IRA Account must commence no later than April 1 of the calendar year following the later of the year in which the individual attains age 70 1/2. Required distributions must be over a period not exceeding the life expectancy of the individual or the joint lives or life expectancies of the individual and his or her designated beneficiary. Distribution requirements also apply to IRAs and Roth IRAs upon the death of the individual. If the required minimum distributions are not made, a 50% penalty tax is imposed as to the amount not distributed.


SEEK TAX ADVICE. The above description of federal income tax consequences of the different types of IRAs which may be funded by a Qualified GRIS offered by this prospectus is only a brief summary meant to alert you to the issues and is not intended as tax advice. Anything less than full compliance with the applicable rules, all of which are subject to change, may have adverse tax consequences. Any person considering the purchase of a GRIS in connection with an IRA Account should first consult a qualified tax advisor, with regard to the suitability of the GRIS for the IRA Account.



                                   DEFINITIONS
================================================================================
    The following is a listing of defined terms and the page numbers of the page on which the definition of each term may be found.

TERM                                  PAGE NUMBER
-------------------------------------------------
Account..........................................
Annual Optional Increase.........................
Asset Allocation Strategy........................
Certificate......................................
General Account..................................
GRIS ("guarantee", "insurance guarantee", and
"policy")........................................
GRIS Fee.........................................
Individual Income Guarantee......................

Individual Retirement Account ("IRA Account")....
Lifetime Payment Option..........................
Non-Qualified GRIS...............................
Parameters.......................................
Policy Anniversary Date..........................
Policy Effective Date............................
Retirement Income Amount.........................
Retirement Income Base...........................
Retirement Income Date...........................
Spousal Income Guarantee.........................
Withdrawal.......................................


                           DESCRIPTION OF PHL VARIABLE
================================================================================

OVERVIEW
    Our executive and administrative office is located at One American Row, Hartford, Connecticut, 06103-2899.


    PHL Variable is a stock life insurance company. It was incorporated in Connecticut on July 15, 1981 and is a wholly owned subsidiary of Phoenix Life Insurance Company ("Phoenix") through its holding company, PM Holdings, Inc. Phoenix is a life insurance company, which is wholly owned by The Phoenix Companies, Inc. ("PNX"), which is a manufacturer of insurance, annuity and investment products and services. PNX connection with its merger with Home Life Insurance Company, Phoenix redomiciled to New York.


    On June 25, 2001, the effective date of its demutualization, Phoenix converted from a mutual life insurance company to a stock life insurance company and became a wholly owned subsidiary of PNX. In addition, on June 25, 2001, PNX completed its initial public offering (IPO).


    The following chart illustrates our corporate structure as of March 31, 2007.


                                  -----------------------------
                                   The Phoenix Companies, Inc.
                                  -----------------------------
                                                |
                                  ----------------------------------------------
                                  |                                            |
               ------------------------------------        -----------------------------------------
                  Phoenix Life Insurance Company            Other Domestic and Foreign Subsidiaries
                               100%                                      Various %s
               ------------------------------------        -----------------------------------------
                                 |
           -----------------------
           |
----------------------
   PM Holdings, Inc
         100%
----------------------
           |
           |   ------------------------------------
           |---   PHL Variable Insurance Company
           |                   100%
           |   ------------------------------------
           |
           |   -----------------------------------------
           |--- Other Domestic and Foreign Subsidiaries
                             Various %s
               -----------------------------------------


    We are a manufacturer of insurance and annuity products. We provide these products and services through a wide variety of third-party financial. We manufacture a variety of life insurance and annuity products, including universal, variable universal and term life insurance and a range of variable annuity offerings.

    Our profitability depends principally upon:

[diamond] the adequacy of our product pricing, which is primarily a function of our:

      o  ability to select appropriate underwriting risks;
      o  mortality experience;
      o  ability to generate investment earnings;
      o ability to maintain expenses in accordance with our pricing assumptions; and
      o persistency on policies issued (the percentage of policies remaining in force from year to year as measured by premiums);

[diamond] the amount and composition of funds on deposit;

[diamond] the maintenance of our target spreads between the rate of earnings on our investments and interest rates credited to customers; and

[diamond] our ability to manage expenses.

We derive our revenues principally from:
[diamond] Premiums on life insurance;

[diamond] insurance and investment product fees on variable life and annuity products and universal life products; and


[diamond] net contribution income and net realized investment gains.


    Under accounting principles generally accepted in the United States, or GAAP, premium and deposit collections for variable life, universal life and annuity products are not recorded as revenues. For certain contribution options of variable products, collections are reflected on our balance sheet as an increase in separate account liabilities. Collections for universal life, fixed annuities and certain investment options of variable annuities are reflected on our balance sheet as an increase in policyholder deposit funds. Collections for other products are reflected on our balance sheet as an increase in policy liabilities and accruals.


    Our expenses consist principally of:

[diamond] insurance policy benefits provided to policyholders, including interest credited on policies;

[diamond] deferred policy acquisition costs amortization;

[diamond] other operating expenses; and

[diamond] income taxes.



    Our sales and financial results are always affected by demographic, industry and market trends. For example, the baby boom generation is in its prime savings years and Americans generally have begun to rely less on defined benefit retirement plans, Social Security and other government programs to meet their postretirement financial needs. In addition, product preferences have shifted between fixed and variable options depending on market and economic conditions. Our balanced product portfolio including universal life, variable life and variable annuity products, positions us to meet this shifting demand.


           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
             AND RESULTS OF OPERATIONS [to be provided by amendment]
================================================================================


DIRECTORS AND OFFICERS OF PHL VARIABLE

NAME                          AGE***     LENGTH OF TIME SERVED           POSITION
----------------------------- ---------- ------------------------------- -----------------------------------------------------------
John H. Beers *               52         Officer since 09/02/1997        Vice President and Secretary

Katherine P. Cody *           41         Officer since 03/22/2007        Senior Vice President and Chief Accounting Officer
----------------------------- ---------- ------------------------------- -----------------------------------------------------------
John R. Flores *              50         Officer since 11/09/2005        Vice President and Chief Compliance Officer

Michael E. Haylon *           49         Director since 11/01/2004       Director, Executive Vice President and
                                         Officer since 08/20/2002        Chief Financial Officer
----------------------------- ---------- ------------------------------- -----------------------------------------------------------
Daniel J. Moskey              43         Officer since 09/20/2005        Vice President and Treasurer

Gina C. O'Connell             44         Office since 05/02/2003         Senior Vice President
----------------------------- ---------- ------------------------------- -----------------------------------------------------------
Philip K. Polkinghorn         49         Director since 08/16/2004       Director and President
                                         Officer since 08/16/2004
Zafar Rashid *                57         Officer since 08/16/2005        Senior Vice President
----------------------------- ---------- ------------------------------- -----------------------------------------------------------
Tracy L. Rich *               55         Officer since 03/17/2003        Executive Vice President and Assistant Secretary

James D. Wehr **              49         Director since 08/16/2004       Director, Executive Vice President and
                                         Officer since 01/01/2004        Chief Investment Officer
----------------------------- ---------- ------------------------------- -----------------------------------------------------------
Christopher M. Wilkos **      49         Officer since 09/02/1997        Senior Vice President and Corporate Portfolio Manager


* The business address of this individual is One American Row, Hartford, CT 06103-2899
** The business address of this individual is 56 Prospect Street, Hartford, CT 06103-2836
***  Ages are as of April 1, 2007

EXECUTIVE COMPENSATION AND MANAGEMENT OWNERSHIP OF PNX SHARES

    The executive officers of PHL Variable, an indirect subsidiary of PNX, receive no direct compensation from PHL Variable and do not own any PHL Variable shares since the stock is wholly owned by a PNX affiliate. Executive officers of PHL Variable also serve as officers of PNX and own shares of PNX. Portions of the definitive proxy statement filed by PNX pursuant to Regulation 14A on March 16, 2007 (File No. 001-16517) with respect to Philip K. Polkinghorn, Michael E. Haylon, and Tracy Rich are incorporated by reference into this section of the prospectus.

------------------------------------------------------------------------------------------------------------------------------------
                                                 Annual Compensation                               Restricted          Total
-----------------------------------------------------------------------------------------------      Stock          Compensation
 Name and Principal Position                       Salary           Bonus         Other Annual      Award($)
                                Year                ($)              ($)          Compensation
------------------------------------------------------------------------------------------------------------------------------------
Philip Polkinghorn,
Director and President (1)
------------------------------------------------------------------------------------------------------------------------------------
Tracy Rich, Executive
Vice President(1)
------------------------------------------------------------------------------------------------------------------------------------
Zafar Rashid, Senior
Vice President(5)
------------------------------- --------------- --------------- --------------- ---------------- ---------------- ------------------
                                2006                $194,208         $73,702            -                -              $267,910
------------------------------- --------------- --------------- --------------- ---------------- ---------------- ------------------
                                2005                $73,580          $95,152            -                -              $169,732
------------------------------- --------------- --------------- --------------- ---------------- ---------------- ------------------
                                2004(2)                -                -               -                -                  -
------------------------------------------------------------------------------------------------------------------------------------
Michael E. Haylon, Director,
Vice President and Secretary(1)
------------------------------------------------------------------------------------------------------------------------------------
John H. Beers, Senior
Vice President(3,5)
------------------------------------------------------------------------------------------------------------------------------------
Robert Primmer, Senior
Vice President(4,5)
------------------------------- --------------- --------------- --------------- ---------------- ---------------- ------------------
                                2006(2)                -                -               -                -                  -
------------------------------- --------------- --------------- --------------- ---------------- ---------------- ------------------
                                2005(2)                -                -               -                -                  -
------------------------------- --------------- --------------- --------------- ---------------- ---------------- ------------------
                                2004               $129,037         $144,919            -             $6,775            $280,731
------------------------------------------------------------------------------------------------------------------------------------
Michael Gilotti, Senior
Vice President(4,5)
------------------------------- --------------- --------------- --------------- ---------------- ---------------- ------------------
                                2006(2)                -                -               -                -                  -
------------------------------- --------------- --------------- --------------- ---------------- ---------------- ------------------
                                2005(2)                -                -               -                -                  -
------------------------------- --------------- --------------- --------------- ---------------- ---------------- ------------------
                                2004               $182,887         $248,488            -                -              $431,375
------------------------------- --------------- --------------- --------------- ---------------- ---------------- ------------------

(1) Portions of the definitive proxy statement filed by PNX pursuant to Regulation 14A on March 16, 2007 (File No. 001-16517) with respect to Philip K. Polkinghorn, Michael E. Haylon, and Tracy Rich are incorporated by reference into this section of the prospectus.

(2) Did not serve as an executive officer that year. (3) Either no allocation was made, or the allocation was under $100,000. (4) Mr. Primmer and Mr. Gilotti are no longer employed at PNX.

(5) The allocations of executive compensation are only estimates to PHL Variable from its parent, Phoenix.


                                  LEGAL MATTERS
================================================================================

    We are regularly involved in litigation and arbitration, both as a defendant and as a plaintiff. The litigation and arbitration naming us as a defendant ordinarily involves our activities as an insurer, investor, investment advisor or taxpayer. It is not feasible to predict or determine the ultimate outcome of all legal or arbitration proceedings or to provide reasonable ranges of potential losses. We believe that the outcomes of our litigation and arbitration matters are not likely, either individually or in the aggregate, to have a material adverse effect on our consolidated financial condition. However, given the large or indeterminate amounts sought in certain of these matters and the inherent unpredictability of litigation and arbitration, it is possible that an adverse outcome in certain matters could, from time to time, have a material adverse effect on our results of operations or cash flows in particular quarterly or annual periods.

    State regulatory bodies, the Securities and Exchange Commission, or SEC, the National Association of Securities Dealers, Inc., or NASD, and other regulatory bodies regularly make inquiries of us and, from time to time, conduct examinations or investigations concerning our compliance with, among other things, insurance laws and securities laws. We endeavor to respond to such inquiries in an appropriate way and to take corrective action if warranted.

    For example, during 2003 and 2004, the SEC conducted examinations of certain variable products and certain affiliated investment advisers and mutual funds. In 2004, the NASD also commenced examinations of two affiliated broker-dealers; the examinations were closed in April 2005 and November 2004, respectively.

    In February 2005, the NASD notified PNX that it was asserting violations of trade reporting rules by a subsidiary. PNX responded to the NASD allegations in May 2005. Thereafter, in January 2007, the NASD notified PNX that the matter is being referred for potential violations and possible action. On May 3, 2007, the NASD accepted a letter of acceptance, waiver and consent submitted by the PXP subsidiary to resolve this matter. Without admitting or denying the NASD's findings, in accordance with the terms of the letter the PXP subsidiary agreed to a censure, to pay a fine of $8 thousand and to revise its supervisory procedures.

    In addition, federal and state regulatory authorities from time to time make inquiries and conduct examinations regarding compliance by the company and its subsidiaries with securities and other laws and regulations affecting their registered products. We endeavor to respond to such inquiries in an appropriate way and to take corrective action if warranted. There has been a significant increase in federal and state regulatory activity relating to financial services companies, with a number of recent regulatory inquiries focusing on late-trading, market timing and valuation issues. Our products entitle us to impose restrictions on transfers between separate account sub-accounts associated with our variable products.

    In 2004 and 2005, the Boston District Office of the SEC conducted a compliance examination of certain of PNX's affiliates that are registered under the Investment Company Act of 1940 or the Investment Advisers Act of 1940. Following the examination, the staff of the Boston District Office issued a deficiency letter primarily focused on perceived weaknesses in procedures for monitoring trading to prevent market timing activity. The staff requested PNX to conduct an analysis as to whether shareholders, policyholders and contract holders who invested in the funds that may have been affected by undetected market timing activity had suffered harm and to advise the staff whether PNX believes reimbursement is necessary or appropriate under the circumstances. A third party was retained to assist PNX in preparing the analysis. Based on this analysis, PNX advised the SEC that it does not believe that reimbursement is appropriate.

    Over the past several years, a number of companies have announced settlements of enforcement actions with various regulatory agencies, primarily the SEC and the New York Attorney General's Office. While no such action has been initiated against us, it is possible that one or more regulatory agencies may pursue this type of action against us in the future.

    Financial services companies have also been the subject of broad industry inquiries by state regulators and attorneys general which do not appear to be company-specific. In this regard, in 2004, PNX received a subpoena from the Connecticut Attorney General's office requesting information regarding certain distribution practices since 1998. Over 40 companies received such a subpoena. PNX cooperated fully and has had no further inquiry since filing its response.

    In May 2005, The Phoenix Companies received a subpoena from the Connecticut Attorney General's office and an inquiry from the Connecticut Insurance Department requesting information regarding finite reinsurance. The Phoenix Companies cooperated fully and have had no further inquiry since responding.

    These types of regulatory actions may be difficult to assess or quantify, may seek recovery of indeterminate amounts, including punitive and treble damages, and the nature and magnitude of their outcomes may remain unknown for substantial periods of time. While it is not feasible to predict or determine the ultimate outcome of all pending inquiries, investigations, legal proceedings and other regulatory actions, or to provide reasonable ranges of potential losses, we believe that their outcomes are not likely, either individually or in the aggregate, to have a material adverse effect on our consolidated financial condition. However, given the large or indeterminate amounts sought in certain of these actions and the inherent unpredictability of regulatory matters, it is possible that an adverse outcome in certain matters could, from time to time, have a material adverse effect on our results of operation or cash flows in particular quarterly or annual periods.


                                   DISTRIBUTOR
================================================================================
    We have entered into a distribution agreement with our affiliate, Phoenix Equity Planning Corporation ("PEPCO") for the distribution of the policies, and in certain cases, we, have entered into a selling agreement with [Name of broker-dealer] for the sale of the policies. We do not pay cash compensation to PEPCO for sales of the policies. We do cover certain expenses related to its operating and other expenses, including the following sales expenses: compensation and bonuses for the PEPCO's management team, advertising expenses, and other expenses of distributing the policies. PEPCO's management team also may be eligible for non-cash compensation items that we may provide jointly with PEPCO. Non-cash compensation items include conferences, seminars and the cost of attending (including travel, lodging and meals), entertainment, merchandise and other similar items.

    PEPCO's principal business address is One American Row, Hartford, CT 06115 and is registered with the National Association of Securities Dealers. PEPCO is an indirect subsidiary of The Phoenix Companies, Inc.


                                  SELLING FIRM
================================================================================

    As noted above, PEPCO, and in certain cases, we, have entered into a selling agreement with [Name of broker-dealer] for the sale of the policies. The selling firm does not receive commissions, but may receive some form of non-cash compensation, including conferences, seminars, and the cost of attending (including travel, lodging, and means), entertainment, merchandise, and other similar items. We intend to recoup sales expenses through policy fees or from our general account.


    Ask your registered representative for further information about what payments your registered representative and the selling firm for which he or she works may receive in connection with your purchase of a contract.


                      EXPERTS (TO BE PROVIDED BY AMENDMENT)
================================================================================



                                ANNUAL STATEMENTS
================================================================================

    At least once a year prior to the maturity date, we will send you a statement containing information about your GRIS. For more information, please contact your Lockwood representative or call us at 1-800-541-0171.

                                   APPENDIX A

                             LIFETIME PAYMENT OPTION
================================================================================


    At any time before your Account value reduces to $0, you may elect the Lifetime Payment Option. If you elect the Lifetime Payment Option, you must terminate your LIS Account, liquidate ALL of the investments in your Account, and apply the proceeds to purchase a separate, supplemental lifetime fixed immediate annuity contract from us. The payments under the supplemental contract will not be less than those calculated by multiplying the value of the proceeds by the rates guaranteed in your GRIS policy. These payments are not the same as payments that might commence after your Account value reduces to $0 had you not elected the Lifetime Payment Option. If you elect the Lifetime Payment Option, your guarantee will terminate. The annuity payment rate used to calculate the payment amount will not be less than the rate based on the 2000 Individual Annuity Mortality Table with a 10 year age set back and an interest rate of 2.5%. The 10 year age set back reflects the improved mortality for insureds. Your payments would be higher under the 2000 Individual Annuity Mortality Table if there were no 10 year age set back. You should consult with your [Name of broker-dealer] representative before you decide to select this Lifetime Payment Option. It may be more appropriate to maintain your Account and not terminate the GRIS. If you elect the Lifetime Payment Option, your Account will be closed and your investment advisory agreement with LFS will terminate.


MISSTATEMENTS


    If you misstate your sex or age for the Lifetime Payment Option, we will reduce the level of payments and/or suspend the payments until the overpayment is repaid to us because of the misstatement of age or sex. For example, if you are male and misrepresent that you are female, and also misrepresent that you are younger than you actually are, your level of payments should have been lower than your actual payments based on the 2000 Individual Annuity Mortality Table. In this case, we may either readjust your level of payments and/or suspend the payments until the overpayment is repaid to us.


TAXATION OF THE LIFETIME PAYMENT OPTION

    LIFETIME PAYMENT OPTION. If you exercise your right to liquidate your Account and to apply the proceeds to purchase a supplemental lifetime fixed immediate annuity contract from us under the Lifetime Payment Option, we believe that such annuity contract will be treated as an annuity contract for tax purposes and distributions therefrom will be taxed as annuity distributions. Thus, distributions from the annuity contract will be taxed as ordinary income to the extent that the value is more than your investment in the contract, which should be equal to the value of the Account applied to purchase the annuity contract (assuming the GRIS is treated as an annuity for tax purposes). Any amounts you receive if you pledge or assign your annuity as security for a loan will also be treated as distributions and taxed as distributions. Annuity payments will generally be treated in part as taxable ordinary income and in part as non-taxable recovery of your investment in the contract. After you recover all of your investment in the contract, annuity payments will be taxable in full as ordinary income. The liquidation of your Account investments will be a taxable event, and you will not be able to apply the proceeds to purchase an annuity contract offered under the Lifetime Payment Option on a tax-free basis. Different rules may apply under qualified plans.

                                     PART II

                    INFORMATION NOT REQUIRED IN A PROSPECTUS

  ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

            Securities and Exchange Commission Registration Fee       $1,712

            Estimated Printing and Filing Costs                       $40,000

            Estimated Accounting Fees                                 $4,000


  ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

               Section 33-779 of the Connecticut General Statutes states that:
            "a corporation may provide indemnification of or advance expenses to a director, officer, employee or agent only as permitted by sections 33-770 to 33-778, inclusive."

               Article VI. Section 6.01. of the Bylaws of the Registrant (as
            amended and restated effective May 16, 2002) provide that: "Each director, officer or employee of the company, and his heirs, executors or administrators, shall be indemnified or reimbursed by the company for all expenses necessarily incurred by him in connection with the defense or reasonable settlement of any action, suit or proceeding in which he is made a party by reason of his being or having been a director, officer or employee of the company, or of any other company in which he was serving as a director or officer at the request of the company, except in relation to matters as to which such director, officer or employee is finally adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of his duties as such director, officer or employee. The foregoing right of indemnification or reimbursement shall not be exclusive of any other rights to which he may be entitled under any statute, bylaw, agreement, vote of shareholders or otherwise."

  ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

            Not applicable.

  ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

            1.  Underwriting Agreement - to be provided by amendment.

            2.  Not applicable.

            3.  (i)  Articles of Incorporation - Incorporated by reference to
                     Registrant's Filing on Form S-1(File No. 333-55240) filed via Edgar on February 8, 2001.

                (ii) Bylaws of PHL Variable Insurance Company, effective May 16,
                     2002 is incorporated by reference to Registrants Filing S-1 (File No. 333-87218) filed via Edgar on May 1, 2004.

            4. (a) Form of Master Funding Agreement filed via EDGAR with Registrant's Initial Registration Statement on Form S-1 (File No. 333-137802) on October 4, 2006.

                (b) Form of Funding Agreement Certificate filed via EDGAR with Registrant's Initial Registration Statement on Form S-1 (File No. 333-137802) on October 4, 2006.

            5.  Opinion regarding legality - to be provided by amendment.

            6.  Not applicable.

            7.  Not applicable.

            8.  Opinion regarding tax matters - to be provided by amendment.

            9.  Not applicable.

            10. Not applicable.

            11. Not applicable.

            12. Not applicable.

            13. Not applicable.

            14. Not applicable.

            15. Not applicable.

            16. Not applicable.

            17. Not applicable.

            18. Not applicable.

            19. No applicable.

            20. Not applicable.

            21. The Registrant has no subsidiaries.

            22. Not Applicable.


            23. (a) Consent of independent registered public accounting firm, to be filed by amendment.


            23. (b) Opinion and Consent of Counsel, to be filed by amendment.


            24. Powers of attorney, filed via EDGAR with Registrant's
                Pre-Effective Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-137802) on March 20, 2007.


            25. Not applicable.

            26. Not applicable.

  ITEM 17.  UNDERTAKINGS

            The undersigned registrant hereby undertakes pursuant to Item 512 of Regulation S-K:

            (1) To file, during any period in which offers of sales are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            (2) That, for the purpose of determining any liability under the
                Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

                    i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

                   ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

                  iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

                   iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

            (5) Insofar as indemnification for liability arising under the
                Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartford, State of Connecticut, on this 2nd day of July, 2007.


                                   PHL VARIABLE INSURANCE COMPANY

                                   By:  _____________________________________
                                        * Philip K. Polkinghorn
                                        President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


       SIGNATURE                             TITLE
       ---------                             -----

                                             Director, Executive Vice President
------------------------------               and Chief Financial Officer
*Michael E. Haylon

------------------------------               Senior Vice President and
*Kathy Cody                                  Chief Accounting Officer

                                             Director, Executive Vice President
------------------------------               and Chief Investment Officer
*James D. Wehr

By:/s/ Kathleen A. McGah
   ---------------------

*Kathleen A. McGah, as Attorney-in-Fact pursuant to Powers of Attorney.






                                      S-1